                                                               EXHIBIT (a)(1)(G)
                              AMENDED AND RESTATED

                        CONFIDENTIAL OFFERING MEMORANDUM

                                 [EL PASO LOGO]

                               EXCHANGE OFFER OF
                         2.5063 SHARES OF COMMON STOCK
                                      AND
                                 $9.70 IN CASH
                                      FOR
                                EACH OUTSTANDING
                           9.00% EQUITY SECURITY UNIT
                             ---------------------

     In exchange for each of our outstanding 9.00% equity security units, we are offering to exchange (1) 2.5063 shares of our common stock and (2) cash in the amount of $9.70, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal.


     WE HAVE AMENDED THE TERMS OF THE EXCHANGE OFFER. HOWEVER, WE HAVE NOT AMENDED OR OTHERWISE CHANGED THE CONSIDERATION BEING OFFERED FOR ANY TENDERED EQUITY SECURITY UNITS. THE EXCHANGE OFFER, AS AMENDED, WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 3, 2003, UNLESS EXTENDED OR EARLIER TERMINATED BY EL PASO. You may withdraw any tendered equity security units at any time prior to 5:00 p.m., New York City time, on the expiration date. In addition, you may withdraw any tendered equity security units if we have not accepted them for exchange after 40 business days from the date of this offering memorandum.

                             ---------------------


     On November 18, 2003, the closing sales price of the equity security units as reported on the New York Stock Exchange (NYSE) under the symbol EP PrA was $25.26 per unit and the closing sales price of our common stock as reported on the NYSE under the symbol EP was $6.13.


     We will accept for exchange all equity security units validly tendered for exchange and not withdrawn. The exchange offer is subject to various conditions, including the receipt in the exchange offer of valid tenders for at least 5,750,000 equity security units, representing at least 50% of the outstanding equity security units, which tenders are not withdrawn prior to the expiration date. We have the right to waive any or all of these conditions.


     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 25 OF THIS OFFERING MEMORANDUM BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

     OUR BOARD OF DIRECTORS HAS APPROVED THE MAKING OF THE EXCHANGE OFFER. YOU MUST, HOWEVER, MAKE YOUR OWN DECISION WHETHER TO TENDER EQUITY SECURITY UNITS AND, IF SO, HOW MANY EQUITY SECURITY UNITS TO TENDER. NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE EXCHANGE OFFER, AND NO PERSON HAS BEEN AUTHORIZED BY US OR OUR BOARD OF DIRECTORS TO MAKE ANY SUCH RECOMMENDATION.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THIS EXCHANGE OFFER; PASSED ON THE MERITS OR FAIRNESS OF THE EXCHANGE OFFER; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The exchange offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions from registration provided by certain state securities laws.


           The date of this offering memorandum is November 19, 2003.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Questions and Answers About the
  Exchange Offer......................
                                           1
Summary...............................
                                           5
Special Factors.......................
                                          14
Risk Factors..........................
                                          25
Cautionary Statement Regarding
  Forward-Looking Statements..........
                                          29
Where You Can Find More Information...
                                          30
Use of Proceeds.......................
                                          32



                                        PAGE
                                        ----
Price Range of Common Stock and
  Dividend Policy.....................
                                          32
Price Range of Equity Security
  Units...............................
                                          33
The Exchange Offer....................
                                          34
Description of Our Capital Stock......
                                          43
Description of the Equity Security
  Units...............................
                                          44
Comparison of Rights Between the
  Equity Security Units and Our Common
  Stock...............................
                                          52
Plan of Distribution..................
                                          53


                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS OFFERING MEMORANDUM AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF OUR COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS OFFERING MEMORANDUM.

     THIS OFFERING MEMORANDUM INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT EL PASO THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS OFFERING MEMORANDUM. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ANY EXHIBITS TO THOSE DOCUMENTS UNLESS THE EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS OFFERING MEMORANDUM BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM US AT THE FOLLOWING ADDRESS:

                              EL PASO CORPORATION
                          OFFICE OF INVESTOR RELATIONS
                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                         TELEPHONE NO.: (713) 420-2600


     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE NOVEMBER 25, 2003. SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR MORE INFORMATION ABOUT THESE MATTERS.

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

     The following are some of the questions you may have as a holder of equity security units and the answers to those questions. You should refer to the more detailed information set forth in this offering memorandum and to which we refer you for more complete information about us and the exchange offer.

Q:  WHO IS MAKING THE EXCHANGE OFFER?

A: El Paso Corporation, the issuer of the equity security units, is making this exchange offer.

Q:  WHY ARE WE MAKING THE EXCHANGE OFFER?

A: El Paso is making the exchange offer as part of its ongoing strategy to reduce debt and increase its financial flexibility.

     We describe the exchange offer in greater detail in the sections titled "Summary -- The Exchange Offer" and "The Exchange Offer."

Q:  WHEN WILL THE EXCHANGE OFFER EXPIRE?


A: The exchange offer will expire at 5:00 p.m. New York City time, on Wednesday, December 3, 2003, unless extended or earlier terminated by El Paso.


Q: WHAT WILL YOU RECEIVE IN THE EXCHANGE OFFER IF YOU TENDER YOUR EQUITY SECURITY UNITS AND THEY ARE ACCEPTED?

A: For each equity security unit that we accept in the exchange, you will, upon the terms and subject to the conditions set forth in this document and the related letters of transmittal, receive (1) 2.5063 shares of our common stock and (2) cash in the amount of $9.70.

Q: IF THE EXCHANGE OFFER IS CONSUMMATED BUT YOU DO NOT TENDER YOUR EQUITY SECURITY UNITS, HOW WILL YOUR RIGHTS BE AFFECTED?

A: Once the exchange offer is completed, any of your equity security units that are not tendered and exchanged in the exchange offer will remain outstanding.

Q:  WHAT AMOUNT OF EQUITY SECURITY UNITS ARE WE SEEKING IN THE EXCHANGE OFFER?

A: We are seeking to exchange all 11,500,000 of our outstanding equity security units.

Q: WHAT IS THE MINIMUM AMOUNT OF EQUITY SECURITY UNITS REQUIRED TO BE TENDERED IN THE EXCHANGE OFFER?

A: The exchange offer is conditioned upon the valid tender of at least 5,750,000 equity security units, representing at least 50% of the outstanding equity security units, which tenders are not withdrawn prior to the expiration date.

Q:  WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE EXCHANGE OFFER?

A: The exchange offer is conditioned upon receipt of a minimum number of equity security units as discussed above. The exchange offer is also subject to a limited number of additional conditions, some of which we may waive in our sole discretion. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered equity security units. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer in our sole discretion for any or no reason. We describe the conditions to the exchange offer in greater detail in the section titled "The Exchange Offer -- Conditions to the Exchange Offer."

Q:  WHO MAY PARTICIPATE IN THE EXCHANGE OFFER?

A: All holders of the equity security units may participate in the exchange offer.

Q: DO YOU HAVE TO TENDER ALL OF YOUR EQUITY SECURITY UNITS TO PARTICIPATE IN THE EXCHANGE OFFER?

A: No. You do not have to tender all of your equity security units to participate in the exchange offer.

     Equity security units accepted in the exchange, including the underlying purchase contracts and senior notes, will be retired and cancelled.


Q:  WILL THE COMMON STOCK BE FREELY TRADABLE?


A: The common stock that you receive in the exchange offer should be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act of 1933, or in some cases by persons who hold equity security units that were previously held by an affiliate of ours. The equity security units and the underlying shares of stock were issued pursuant to an effective registration statement on June 26, 2002. The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933. As a result, the common stock we issue to you in exchange for your equity security units will have similar characteristics to the equity security units with respect to transfers to third parties. If your equity security units are freely tradable, the common stock can be transferred freely.

Q:  WILL THE COMMON STOCK BE LISTED?

A:  Yes. The common stock will be listed on the NYSE.

Q: WHAT RISKS SHOULD YOU CONSIDER IN DECIDING WHETHER OR NOT TO TENDER YOUR EQUITY SECURITY UNITS?


A: In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the equity security units and our common stock described in the section of this offering memorandum entitled "Risk Factors," beginning on page 25, and the documents incorporated by reference into this offering memorandum.


Q:  HOW DO YOU PARTICIPATE IN THE EXCHANGE OFFER?

A:  To participate in the exchange offer, you must deliver:

     - a completed letter of transmittal or an agent's message if the equity security units are tendered through the DTC's Automated Tender Offer Program, or ATOP; and

     - the equity security units or a notice of guaranteed delivery, unless the equity security units are tendered through ATOP.

     All of these documents must be delivered to the exchange agent before the expiration date of the exchange offer. We describe the procedures for participating in the exchange offer in greater detail in the section titled "The Exchange Offer -- Procedures for Exchanging Equity Security Units."

Q: WHAT IS THE PROCEDURE FOR TENDERING EQUITY SECURITY UNITS IF YOU BENEFICIALLY OWN EQUITY SECURITY UNITS THAT ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE?

A: If you beneficially own equity security units that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your equity security units in the exchange offer, you should promptly contact the person in whose name the equity security units are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your equity security units, you must make appropriate arrangements to register ownership of the equity security units in your name or obtain a properly completed stock power from the person in whose name the equity security units are registered.

Q:  WHEN DOES THE EXCHANGE OFFER EXPIRE?


A: The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, December 3, 2003, unless extended by us in our sole discretion. We will issue a press release by 9:00 a.m., New York City time, no later than the business day after the previous scheduled expiration time if we decide to extend the exchange offer.


Q:  MAY YOU WITHDRAW YOUR TENDER OF EQUITY SECURITY UNITS?

A: Yes. You may withdraw any tendered equity security units at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. In addition, you may withdraw any tendered equity security units if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.

Q: WHAT HAPPENS IF YOUR EQUITY SECURITY UNITS ARE NOT ACCEPTED IN THE EXCHANGE OFFER?

A: If we do not accept your equity security units for exchange because they have not been properly tendered, the equity security units will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer. In the case of equity security units tendered by book entry transfer into the exchange agent's account at DTC, any unaccepted equity security units will be credited to your account at DTC.

Q: IF YOU DECIDE TO TENDER YOUR EQUITY SECURITY UNITS, WILL YOU HAVE TO PAY ANY FEES OR COMMISSIONS IN THE EXCHANGE OFFER TO US OR THE EXCHANGE AGENT?

A: You may have to pay transfer taxes associated with the exchange offer. See "The Exchange Offer -- Transfer Taxes" for the circumstances under which you will be required to do so. We will pay all other expenses related to the exchange offer, except any commissions or concessions of any broker or dealer.

Q:  HOW WILL YOU BE TAXED ON THE EXCHANGE OF YOUR EQUITY SECURITY UNITS?

A: Please see the section of this offering memorandum titled "United States Federal Income Tax Consequences." The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Q:  HAS EL PASO OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE EXCHANGE
    OFFER?

A: Our board of directors has approved the making of the exchange offer. However, neither we nor our directors make any recommendation as to whether you should tender equity security units pursuant to the exchange offer. You must make the decision whether to tender equity security units and, if so, how many equity security units to tender.


Q: DID EL PASO RECEIVE ANY REPORTS FROM INDEPENDENT FINANCIAL ADVISORS REGARDING THE OFFER?



A: Yes. We received a report from J.P. Morgan Securities, Inc. in which JPMorgan provided us with an analysis of certain economic implications of the premium to be offered in the exchange offer. See "Special
    Factors -- Analyses Performed by JPMorgan."


Q:  WHO CAN YOU CALL WITH QUESTIONS ABOUT HOW TO TENDER YOUR EQUITY SECURITY
    UNITS?

A: You should direct any questions regarding procedures for tendering equity security units or requests for additional copies of this offering memorandum, the letter of transmittal or the documents incorporated by reference in this offering memorandum to D.F. King & Co., Inc., our information agent. Its address is 48 Wall Street, New York, New York 10005 and its toll-free phone number is (800) 431-9633.

Q: WHERE SHOULD YOU SEND YOUR LETTER OF TRANSMITTAL, CERTIFICATES FOR THE EQUITY SECURITY UNITS AND OTHER REQUIRED DOCUMENTS?

A: You should send your letter of transmittal, certificates for the equity security units and other required documents to The Bank of New York, our exchange agent. Its address and telephone number are included on the back cover of this offering memorandum.


Q: IF YOU HAVE ALREADY SUBMITTED THE BLUE LETTER OF TRANSMITTAL SENT TO YOU ON OCTOBER 24, 2003, DO YOU NEED TO SUBMIT THE NEW GRAY AMENDED AND RESTATED LETTER OF TRANSMITTAL ATTACHED TO THIS AMENDED AND RESTATED OFFERING MEMORANDUM?



A: Yes. You must submit the GRAY amended and restated letter of transmittal that is attached to this amended and restated offering memorandum even if you have previously submitted the BLUE letter of transmittal sent to you on October 24, 2003.

                                    SUMMARY


     This summary highlights some basic information appearing in other sections of this offering memorandum. It is not complete and does not contain all the information that you should consider before exchanging equity security units pursuant to the exchange offer. You should carefully read this offering memorandum, the letter of transmittal and the documents incorporated by reference to understand fully the terms of the exchange offer and our common stock, as well as the tax and other considerations that may be important to you. You should pay special attention to the "Risk Factors" section beginning on page 25 of this offering memorandum, as well as the section entitled "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" included in our Current Report on Form 8-K filed September 23, 2003, and the other documents incorporated by reference. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this offering memorandum, unless the context otherwise indicates, when we refer to "El Paso," "us," "we," "our," or "ours," we are describing El Paso Corporation, together with its subsidiaries.


                                  OUR BUSINESS

     We are an energy company originally founded in 1928 in El Paso, Texas. Our operations are segregated into four primary business segments: Pipelines, Production, Field Services and Merchant Energy. These segments are strategic business units that provide a variety of energy products and services. We manage each segment separately, and each segment requires different technology and marketing strategies.


     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions: the Gulf Coast, California, the Northeast, the Midwest and the Southeast. These pipelines represent one of the largest integrated coast-to-coast mainline natural gas transmission systems in the U.S. Our U.S. pipeline systems also own or have interests in approximately 440 billion cubic feet of storage capacity used to provide a variety of services to our customers and own and operate an LNG terminal at Elba Island, Georgia. Our international pipeline operations include access between our U.S. based systems and Canada and Mexico as well as interests in three operating natural gas transmission systems in Australia.


     Our Production segment conducts our natural gas and oil exploration and production activities. Domestically, we lease approximately 4 million net acres in 16 states, including Louisiana, Oklahoma, Texas and Utah, and in the Gulf of Mexico. We also have exploration and production rights in Australia, Bolivia, Brazil, Canada, Hungary, Indonesia and Turkey. During 2002, daily equivalent natural gas production exceeded 1.6 billion cubic feet of gas equivalents per day, and our reserves at December 31, 2002, were approximately 5.2 trillion cubic feet of gas equivalents. During 2003, we completed the sale of natural gas and oil properties located in western Canada, Colorado, Utah, Texas, New Mexico, Oklahoma, and the Gulf of Mexico.


     Our Field Services segment conducts our midstream activities. During 2002 and 2003, we completed a number of asset sales. These asset sales included the disposition of our San Juan Basin gathering, treating and processing assets and our Texas and New Mexico midstream assets, including the intrastate natural gas pipeline system we acquired from Pacific Gas & Electric in 2000, to GulfTerra Energy Partners, L.P. and other asset sales to third parties. GulfTerra Energy Partners is a publicly traded master limited partnership for which our subsidiary serves as general partner. As a result of these asset sales, our remaining Field Services assets consist of our interests in GulfTerra Energy Partners and processing plants and related gathering facilities located in the south Texas, south Louisiana and Rocky Mountain regions. The partnership provides natural gas, natural gas liquids and oil gathering, transportation, processing, fractionation, storage and other related services.

     Our Merchant Energy segment consists of a global power division, an energy trading division and other merchant operations (which consist primarily of our liquefied natural gas activities). We are a significant owner of electric generating capacity and own or have interests in 88 power plants in 18 countries. On November 8, 2002, we announced our plan to exit the energy trading business and pursue an orderly liquidation of our trading portfolio as a result of diminishing business opportunities and higher capital costs for this activity. During 2002 and 2003, we have also completed or announced the sale of our interests in several power projects.


     During June 2003, we reclassified our petroleum market operations, that were previously part of our Merchant Energy segment, as discontinued operations. Our Form 10-Q as of and for the periods ended June 30, 2003 and 2002, and September 30, 2003 and 2002, reflect these businesses as discontinued operations. In addition, we filed a Current Report on Form 8-K dated September 23, 2003, to reflect the reclassification of these operations in our historical financial statements for the three years ended December 31, 2002. However, at this time, our unaudited condensed consolidated financial statements as of March 31, 2003, and the three-month periods ended March 31, 2003 and 2002, and the related notes have not been modified to present the reclassification of this business as discontinued operations.


                                 RECENT EVENTS



WESTERN ENERGY SETTLEMENT



     On June 26, 2003, we issued a press release announcing that we had executed two definitive settlement agreements that resolve the principal litigation and claims against El Paso relating to the sale or delivery of natural gas and/or electricity to or in the Western United States. In connection with the settlement agreements, we have agreed to issue approximately 26.4 million shares of our common stock on behalf of the settling parties. El Paso must issue the shares, in one or more transactions, upon notice from the State of California.



LONG RANGE PLAN



     On our November 10, 2003 earnings call, Douglas L. Foshee, our chief executive officer and president, announced that we would be rolling-out our Long Range Plan on December 15, 2003.



FERC APPROVAL OF WESTERN ENERGY SETTLEMENT



     On November 14, 2003, the FERC issued its Order on Contested Settlement, which order approved a portion of the Western Energy Settlement. While the FERC accepted the overall settlement as proposed, it rejected the provision of the Joint Settlement Agreement that provided for dual primary delivery points for certain capacity that is turned back to El Paso Natural Gas Company (EPNG) by its California shippers and which capacity must be allocated to EPNG's East of California shippers. Under the Joint Settlement Agreement, the parties have 30 days, or until December 14, 2003, to accept or reject the settlement as modified by the FERC.



     In addition to the approval received from the FERC, the definitive settlement agreements are subject to approval by the California Superior Court for San Diego County.

REVISED OUTLOOK



     In November 2003, Moody's changed our rating outlook from developing to negative.



CHANGE IN EXECUTIVE OFFICERS



     On November 14, 2003, we announced the resignation of Rodney D. Erskine, President of El Paso Production Company. Also, Peggy A. Heeg, our General Counsel, will be leaving El Paso at the end of the year. Robert W. Baker, Executive Vice President of El Paso and President of El Paso Merchant Energy, will assume the General Counsel responsibilities effective January 1, 2004.


     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes thereto, which are incorporated herein by reference. The summary information as of and for the year ended December 31, 1998 through the year ended December 31, 2002 was derived from our Current Report on Form 8-K filed September 23, 2003, which was issued to reflect the reclassification of our petroleum markets business as discontinued operations. The summary financial information for the nine months ended September 30, 2003 and 2002, was derived from our unaudited consolidated financial statements for the periods included in our September 30, 2003 Form 10-Q. This historical information is not necessarily indicative of the results to be expected in the future.

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                            ------------------------------------------   ---------------
                                             2002     2001     2000     1999     1998     2003     2002
                                            ------   ------   ------   ------   ------   ------   ------
                                                                                           (UNAUDITED)
                                                   (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Operating Results Data:
  Operating revenues......................  $7,598   $8,939   $7,188   $5,243   $4,981   $5,143   $6,433
  Income (loss) from continuing operations
     before preferred stock
     dividends(1).........................  (1,048)     152    1,113      226      113     (519)     250
  Income (loss) from continuing operations
     available to common
     stockholders(1)......................  (1,048)     152    1,113      226      107     (519)     250
  Basic earnings (loss) per common share
     from continuing operations...........  $(1.87)  $ 0.30   $ 2.25   $ 0.46   $ 0.22   $(0.87)  $ 0.46
  Diluted earnings (loss) per common share
     from continuing operations...........  $(1.87)  $ 0.30   $ 2.19   $ 0.46   $ 0.22   $(0.87)  $ 0.46
  Cash dividends declared per common
     share(2).............................  $ 0.87   $ 0.85   $ 0.82   $ 0.80   $ 0.76   $ 0.12   $ 0.65
  Basic average common shares
     outstanding..........................     560      505      494      490      487      596      548
  Diluted average common shares
     outstanding..........................     560      516      513      497      495      596      549

                                                                                                AS OF
                                                        AS OF DECEMBER 31,                  SEPTEMBER 30,
                                          -----------------------------------------------   -------------
                                           2002      2001      2000      1999      1998        2003
                                          -------   -------   -------   -------   -------   -------------
                                                                                             (UNAUDITED)
                                                                   (IN MILLIONS)
Financial Position Data:
  Total assets..........................  $46,224   $48,546   $46,903   $32,090   $26,759      $42,676
  Long-term financing
     obligations(3)(4)..................   16,106    12,840    11,193     9,610     7,510       22,524
  Non-current notes payable to
     affiliates.........................      201       368       343        --        --           --
  Securities of subsidiaries(4).........    3,420     4,013     3,707     2,444       999          465
  Stockholders' equity..................    8,377     9,356     8,119     6,884     6,913        6,753

---------------


(1) In March 2003, we entered into an agreement in principle to settle claims associated with the western energy crisis of 2000 and 2001. We also incurred losses related to impairments of assets and equity investments and incurred restructuring charges related to industry changes. We also incurred a ceiling test charge on our full cost natural gas and oil properties. During 2001, we merged with The Coastal Corporation and incurred costs and asset impairments related to this merger. In 1999, we incurred $557 million of merger charges primarily related to our merger with Sonat, Inc. and $352 million of ceiling test charges. In 1998, we incurred $1,035 million of ceiling test charges. For a further discussion of events affecting comparability of our results in 2002, 2001 and 2000, See our Current Report on Form 8-K filed September 23, 2003 and our Form 10-Q for the nine months ended September 30, 2003, which are incorporated by reference into this offering memorandum.

(2) Cash dividends declared per share of common stock represent the historical dividends declared by El Paso for all periods presented.
(3) These amounts exclude long-term financing obligations of $51 million for 2001, $410 million for 2000, $411 million for 1999 and $181 million for 1998 related to our discontinued operations.
(4) The increase in long-term financing obligations as of September 30, 2003 was primarily a result of additional financing transactions in 2003, the consolidations of our Chaparral and Gemstone investments and the refinancing of our Clydesdale and Trinity River obligations. The proceeds from our additional financings in 2003 were used, in part, to redeem securities of subsidiaries. See our Form 10-Q for the quarter ended September 30, 2003 for a further discussion of these transactions.

             UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

     The following unaudited consolidated pro forma information presents the effects of the exchange offer under two scenarios.


          (i) 100 percent tender. This assumes that 100 percent of the 11,500,000 outstanding equity security units are exchanged for 28,822,450 shares of common stock and $111,550,000 of cash. The impact of this exchange would reduce interest expense as reflected in the pro forma statement of operations and other data by $20 million for the year ended December 31, 2002 and $26 million for the nine months ended September 30, 2003. If 100 percent of the units were tendered, our weighted average common shares outstanding would increase by 28,822,450 shares.



          (ii) 50 percent tender. This assumes 50 percent of the outstanding units (5,750,000 units) are exchanged for 14,411,225 shares of common stock and $55,775,000 of cash. The impact of this exchange would reduce interest expense as reflected in the pro forma statement of operations and other data by $11 million for the year ended December 31, 2002 and $13 million for the nine months ended September 30, 2003. If 50 percent of the units were tendered, our weighted average common shares outstanding would increase by 14,411,225 shares.



     The operating results and other data below is presented as if the exchange occurred at the beginning of each respective period. The balance sheet data is presented as though the transaction occurred on September 30, 2003. All pro forma income tax effects are assumed at a statutory rate of 35 percent. The pro forma operating results and other data does not include a gain that we will incur as a result of the exchange transaction, which relates to the difference between the allocated value of the common stock plus the cash issued in the exchange and the carrying value of the senior notes that are being exchanged. For a further discussion of our accounting treatment related to the exchange, see "The Exchange Offer -- Accounting Treatment" on page 42.



                                                           YEAR ENDED                           NINE MONTHS ENDED
                                                       DECEMBER 31, 2002                        SEPTEMBER 30, 2003
                                             --------------------------------------   --------------------------------------
                                                         PRO FORMA      PRO FORMA                 PRO FORMA      PRO FORMA
                                             ACTUAL    (100% TENDER)   (50% TENDER)   ACTUAL    (100% TENDER)   (50% TENDER)
                                             -------   -------------   ------------   -------   -------------   ------------
                                                                   (IN MILLIONS EXCEPT PER SHARE DATA)
Operating Results Data:
  Operating revenues.......................  $ 7,598      $ 7,598        $ 7,598      $ 5,143      $ 5,143        $ 5,143
  Operating income.........................      255          255            255          379          379            379
  Interest and debt expense................    1,388        1,368          1,377        1,350        1,324          1,337
  Income tax benefit.......................     (507)        (500)          (503)        (463)        (454)          (458)
  Loss from continuing operations..........   (1,048)      (1,035)        (1,041)        (519)        (502)          (510)
  Discontinued operations, net of income
    taxes..................................     (365)        (365)          (365)      (1,187)      (1,187)        (1,187)
  Cumulative effect of accounting changes,
    net of income taxes....................      (54)         (54)           (54)         (22)         (22)           (22)
  Net loss.................................   (1,467)      (1,454)        (1,460)      (1,728)      (1,711)        (1,719)
  Basic and diluted loss per common share
    From continuing operations.............  $ (1.87)     $ (1.76)       $ (1.81)     $ (0.87)     $ (0.80)       $ (0.84)
    Discontinued operations, net of income
      taxes................................    (0.65)       (0.62)         (0.64)       (1.99)       (1.90)         (1.94)
    Cumulative effect of accounting
      changes, net of income taxes.........    (0.10)       (0.09)         (0.09)       (0.04)       (0.04)         (0.04)
                                             -------      -------        -------      -------      -------        -------
    Net loss...............................  $ (2.62)     $ (2.47)       $ (2.54)     $ (2.90)     $ (2.74)       $ (2.82)
                                             =======      =======        =======      =======      =======        =======
  Basic and diluted common shares
    outstanding............................      560          589            574          596          625            610
                                             =======      =======        =======      =======      =======        =======
Other Data:
  Deficiency of earnings to cover fixed
    charges................................  $(1,086)     $(1,066)       $(1,075)     $  (777)     $  (751)       $  (764)



                                                     SEPTEMBER 30, 2003
                                           --------------------------------------
                                                       PRO FORMA      PRO FORMA
                                           ACTUAL    (100% TENDER)   (50% TENDER)
                                           -------   -------------   ------------
                                            (IN MILLIONS EXCEPT PER SHARE DATA)
Balance Sheet Data:
  Cash and cash equivalents..............  $ 1,643      $ 1,531        $ 1,587
  Other non-current assets...............    2,740        2,727          2,734
  Long-term financing obligations........   22,524       21,949         22,237
  Other non-current liabilities..........    2,049        2,024          2,037
  Stockholders' equity...................    6,753        7,228          6,991
  Book value per common share............    11.27        11.51          11.39

                               THE EXCHANGE OFFER

     The material terms of the exchange offer are summarized below. In addition, we encourage you to read the detailed descriptions in the sections entitled "The Exchange Offer," "Description of Capital Stock" and "Comparison of the Equity Security Units and Our Common Stock" in this offering memorandum.

The Equity Security Units.....   An aggregate of 11,500,000 9.00% equity
                                 security units with a stated amount of $50 per unit, which were issued on June 26, 2002.

                                 Each equity security unit consists of (1) a purchase contract, which obligates the holder to purchase from us, at a purchase price of $50, shares of our common stock on August 16, 2005 and (2) a senior note with a principal amount of $50 that is due on August 16, 2007. The senior note is pledged to us to secure the holder's obligation to purchase shares of our common stock under the purchase contract.

                                 In this offering memorandum, the term "normal unit" is used to describe an equity security unit that consists of a purchase contract and a senior note. The term "stripped unit" is used to describe an equity security unit that consists of a purchase contract and specified zero-coupon treasury securities. See "Description of the Equity Security Units."


                                 On November 18, 2003, the closing sales price of the equity security units as reported on the NYSE was $25.26 per unit. The symbol for the units on the NYSE is EP PrA.


The Exchange Consideration....   2.5063 shares of our common stock, par value
                                 $3.00 per share, and cash in the amount of $9.70 for each outstanding equity security unit.

The Exchange Offer............   For each equity security unit, we are offering
                                 to exchange, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal, (1) 2.5063 shares of our common stock and (2) cash in the amount of $9.70.

                                 Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares. We intend to fund the cash component of the exchange consideration and any cash in lieu of fractional shares from our available cash. See "The Exchange
                                 Offer -- Fractional Shares."

                                 We are seeking to exchange all of the equity security units. The exchange offer is conditioned upon the valid tender of at least 5,750,000 equity security units, representing at least 50% of the outstanding equity security units, which tenders are not withdrawn prior to the expiration date. Any equity security units not exchanged will remain outstanding. Equity security units accepted in the exchange, including the underlying purchase contracts and senior notes, will be retired and cancelled. We describe the exchange offer in more detail in the section titled "The Exchange Offer."

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on Wednesday, December 3,
                                 2003, unless we decide to extend it in our sole discretion.


Procedures for Tendering
Equity Security Units.........   To participate in the exchange offer, you must
                                 complete, sign and date the letter of
                                 transmittal and send it, together with all other documents required by the letter of transmittal, including the equity security units that you wish to exchange, to The Bank of New York, as exchange agent, at the address indicated on the cover page of the letter of transmittal. In the alternative, you can tender your equity security units by following the procedures for book-entry transfer described in this offering memorandum.

                                 If your equity security units are held through the Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this offering memorandum as though you had signed the letter of transmittal.

                                 If a broker, dealer, commercial bank, trust company or other nominee is the registered holder of your equity security units, you should contact that person promptly if you wish to tender your equity security units in the exchange offer.

                                 We describe the procedures for tendering equity security units in more detail in the section titled "The Exchange Offer -- Procedures for Exchanging Equity Security Units."

Guaranteed Delivery
Procedures....................   If you wish to tender your equity security
                                 units and you cannot get your required
                                 documents to the exchange agent on time, you may tender your equity security units according to the guaranteed delivery procedures described in the section titled "The Exchange
                                 Offer -- Procedures for Exchanging Equity
                                 Security Units -- Guaranteed Delivery."

Withdrawal of Tenders.........   You may withdraw your tender of equity security
                                 units at any time prior to the expiration of the exchange offer by following the procedures described in this offering memorandum. In addition, tendered equity security units may be withdrawn if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.

Acceptance of Equity Security
Units and Delivery of Exchange
Consideration.................   If you fulfill all of the conditions required
                                 for proper acceptance of the equity security units, we will accept all of the outstanding equity security units. Any equity security units tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the exchange offer. We will return any equity security units that we do not accept for exchange to you promptly after the expiration date.

                                 We will deliver the exchange consideration promptly after the expiration date.

Fees and Expenses.............   We will pay all fees and expenses related to
                                 the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in Instruction 7 of the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any equity security units.

Consequences to Holders that
Fail to Exchange Equity
Security Units................   Once the exchange offer is completed, any of
                                 your equity security units that are not
                                 tendered and exchanged in the exchange offer will remain outstanding in accordance with their terms.

Certain Tax Consequences for
Holders of Equity Security
Units.........................   Please see the section titled "United States
                                 Federal Income Tax Consequences." The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

No Appraisal Rights...........   No appraisal rights are available to holders of
                                 equity security units in connection with the exchange offer.

Determining Whether to
Participate in the Exchange
Offer.........................   Our board of directors has approved the making
                                 of the exchange offer. However, neither we nor our directors make any recommendation as to whether you should tender equity security units pursuant to the exchange offer. You must decide whether to tender equity security units and, if so, how many equity security units to tender.
                                 We urge you to read this document very
                                 carefully.

Information Agent.............   We have appointed D.F. King & Co., Inc. as
                                 information agent for the exchange offer. Any questions about the procedures for tendering equity security units or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the information agent at the address and phone number listed on the back cover of this offering memorandum.

Exchange Agent................   We have appointed The Bank of New York as
                                 exchange agent for the exchange offer. You should send letters of transmittal, certificates for equity security units and any other required documents to the exchange agent at the address and facsimile number listed on the back cover of this offering memorandum.

                                OUR COMMON STOCK

     The following contains basic information about our common stock and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete understanding of the terms of our common stock, see the section titled "Description of Our Capital Stock" and "Comparison of the Equity Security Units and Our Common Stock."


Listing.......................   Our common stock is listed on the NYSE. On
                                 November 18 2003, the closing sales price of our common stock as reported on the NYSE was $6.13.



Risk Factors..................   You should carefully consider the information
                                 set forth in the section titled "Risk Factors," beginning on page 25 of this offering memorandum, and the other information included in or incorporated by reference into this offering memorandum in deciding whether to participate in the exchange offer.

                                SPECIAL FACTORS



BACKGROUND AND PURPOSES, ALTERNATIVES, REASONS AND EFFECTS OF THE EXCHANGE OFFER



  BACKGROUND AND PURPOSES OF THE EXCHANGE OFFER



     On February 5, 2003, we announced our 2003 Operational and Financial Plan pursuant to which we committed to strengthen and simplify our balance sheet while maximizing liquidity. We are conducting this exchange offer as part of our on-going strategy to reduce debt and increase our financial flexibility. If 100 percent of the outstanding units are tendered in the exchange offer, our outstanding indebtedness will be reduced by approximately $575 million.



     Beginning in November 2002, our management held meetings with representatives of several investment banks at which management was presented various alternatives with respect to reducing the company's outstanding indebtedness by means of a transaction related to the equity security units. In January 2003, representatives of J.P. Morgan Securities Inc. (JPMorgan) met with management to discuss an exchange offer of shares of common stock or common stock and cash for outstanding equity security units.



     At the regularly scheduled meeting of the board of directors in July 2003, following further discussions with representatives of JPMorgan and the company's legal counsel, the Finance Committee presented to the board of directors a proposal for conducting an exchange offer for the outstanding units. The board unanimously approved the exchange offer and authorized the maximum number of shares to be issued pursuant thereto. The board established an Exchange Offer Committee and appointed Ronald L. Kuehn, Jr. and Robert W. Goldman to serve thereon. The Exchange Offer Committee was authorized to determine and fix the final terms and conditions of the exchange offer, including the type and amount of consideration to be offered.



     On October 23, 2003, the Exchange Offer Committee executed a written consent approving the final terms of the exchange offer.



  ALTERNATIVES



     During 2003, we have taken major steps towards our stated goal of reducing our outstanding indebtedness. In addition to the exchange offer, we have accomplished the following with respect to our 2003 Operational and Financial
Plan: the retirement of long-term debt of $2.9 billion ($2.2 billion as of September 30, 2003); the net repayment of $650 million of outstanding amounts under our $3 billion revolving credit facility ($250 million as of September 30, 2003); the repayment of $980 million of obligations under our Trinity River financing arrangement; the redemption of $197 million of obligations under our Clydesdale financing arrangement, also restructuring that transaction as a term loan that will mature in equal quarterly payments through 2005; the contribution of $1 billion to the Limestone Electron Trust, which used the proceeds to repay $1 billion of its notes; and the purchase and consolidation of the third party equity interests in our Gemstone and Chaparral power investments.



  REASONS



     Although management first received information regarding an exchange offer for the equity security units in late 2002, it did not believe that it was in the company's best interest to pursue the transaction until El Paso's stock price stabilized. The Finance Committee of the board of directors determined that, in order to further the company's accomplishments toward the 2003 Operational and Financial Plan, the beneficial effects of the exchange offer would be maximized if conducted during the fourth quarter of 2003.



     The Finance Committee considered structuring the exchange offer as either an exchange of (1) a fixed number of shares and a variable number of shares representing a fixed dollar amount or (2) a fixed number of shares and a fixed cash amount. Each alternative built in a "premium" -- either stock or cash -- to provide unit holders with the incentive to exchange their equity security units in the exchange offer. The Finance Committee determined, in its reasonable judgment, that offering shares of common stock and cash would enhance participation in the exchange offer by providing the necessary incentive to unit holders. In addition, the Finance Committee determined that using cash as a portion of the consideration would be a more efficient method of debt reduction as compared to using all common stock.



  CERTAIN EFFECTS OF THE EXCHANGE OFFER



     Holders of equity security units are entitled to quarterly contract adjustment payments at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date (subject to our right of deferral) and quarterly interest payments on the pledged senior note at the annual rate of 6.14% of the $50 principal amount for the quarterly interest payments due on or before May 16, 2005. On the stock purchase date, holders will receive a quarterly payment at the same annual rate as all previous quarterly interest payments. If your equity security units are validly tendered and accepted for exchange you will lose the right to receive payments to be made after completion of the exchange offer.



     However, tendering equity security units in the exchange offer will permit unit holders to receive the benefits that result from ownership of our common stock. Such benefits include, but are not limited to, entitlement to one vote for each share held of record on all matters submitted to a vote of stockholders, and entitlement to receive ratable dividends as declared by our board of directors. We declared dividends of $0.04 per share of common stock for the fourth quarter of 2003.



     As set forth in "Summary -- Unaudited Consolidated Pro Forma Financial Information," the exchange offer will increase the number of issued and outstanding shares of our common stock. If 100 percent of the outstanding units are tendered in the exchange offer, we will issue 28,822,450 shares of our common stock. If 50 percent of the outstanding units are tendered, we will issue 14,411,225 shares of our common stock. This issuance of a significant amount of our common stock could adversely affect the market for, and the trading price of, our common stock.



     If you do not exchange your equity security units pursuant to the exchange offer, and if a substantial number of the equity security units are submitted for exchange in the exchange offer, the liquidity of any equity security units that remain outstanding after completion of the exchange offer could be adversely affected.



     Moreover, we are unable to predict how the equity security units will trade in the secondary market after the exchange offer or whether that market will be liquid or illiquid. The normal units are listed on the New York Stock Exchange under the symbol "EP PrA." We cannot provide assurance that the normal units, stripped units or senior notes will not be delisted from the New York Stock Exchange following the exchange offer or that trading in the normal units, stripped units or senior notes will not be suspended as a result of the exchange offer or elections to create stripped units or recreate normal units through collateral substitution that cause the numbers of these securities to fall below the applicable requirements on the New York Stock Exchange.



  FEDERAL INCOME TAX CONSEQUENCES TO UNIT HOLDERS



     The following summary describes the material United States federal income tax consequences, as of the date of this offering memorandum, of exchanging our equity security units for shares of our common stock and cash and owning and disposing of shares of our common stock. Except where otherwise stated, this summary deals only with our equity security units and shares of our common stock held as capital assets by a holder who:



     - is a United States holder (as defined below);



     - purchased our equity security units upon their original issuance at their original issue price; and



     - acquires shares of our common stock in this exchange offer.

     A "United States holder" is a holder who is, for United States federal income tax purposes, one of the following:



     - a citizen or resident of the United States;



     - a corporation or a partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States that is treated as a corporation or partnership for United States federal income tax purposes;



     - an estate the income of which is subject to United States federal income taxation regardless of its source; or



     - a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States holders have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States holder.



     Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:



     - dealers in securities or currencies;



     - financial institutions;



     - tax-exempt investors;



     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;



     - persons liable for alternative minimum tax;



     - insurance companies;



     - real estate investment trusts;



     - regulated investment companies;



     - persons holding our equity security units or shares of our common stock as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or



     - United States holders whose functional currency is not the United States dollar.



     In addition, if a partnership holds our equity security units or shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our equity security units or shares of our common stock, you should consult your own tax advisor.



     This summary is based on the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations as of the date of this offering memorandum. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issue date of our equity security units.



     No statutory, administrative or judicial authority directly addresses the treatment of exchanging our equity security units or instruments similar to our equity security units for shares of our common stock and cash for United States federal income tax purposes. As a result, we cannot assure you that the Internal Revenue Service ("IRS") or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of exchanging our equity security units for shares of our common stock and acquiring, holding or disposing of shares of our common stock. You should consult your own tax advisor regarding the tax consequences to you of exchanging our equity security units and acquiring, holding and disposing of shares of our common stock, including the tax consequences under state, local, foreign and other tax laws.



     We intend to treat the exchange described in this offering memorandum as a recapitalization within the meaning of the provisions of the Code governing reorganizations under which you exchange the senior notes relating to your equity security units for shares of our common stock and cash and a termination of the purchase contracts relating to your equity security units. Except where otherwise stated, this summary is based on the foregoing treatment.



     Exchange of Senior Notes



     In connection with the exchange of senior notes for shares of our common stock and cash, you:



     - will recognize ordinary interest income to the extent of any accrued but unpaid interest on the senior notes;



     - will not recognize loss on the exchange, but will recognize gain on the exchange to the extent any cash received in the exchange exceeds the amount of any accrued but unpaid interest on your senior notes and any accrued but unpaid contract adjustment payments on your purchase contracts;



     - will have an initial basis in the shares of our common stock received in the exchange equal to your adjusted basis in the senior notes exchanged for the shares on the exchange date, increased by any gain recognized on the exchange and reduced by the excess of:



        - the amount of cash you receive in the exchange, over



        - the amount of any accrued but unpaid interest on your senior notes and any accrued but unpaid contract adjustment payments on your purchase contracts; and



     - will have a holding period for the shares that includes the period during which you held the senior notes.



     If it is later determined that the exchange does not constitute a recapitalization, you:



     - will recognize ordinary interest income to the extent of any accrued but unpaid interest on the senior notes;



     - generally will recognize gain or loss on the exchange of senior notes for shares of our common stock and cash equal to the difference between:



        - the excess of the fair market value of the shares and cash received on the exchange date over the amount of any accrued but unpaid interest on your senior notes and any accrued but unpaid contract adjustment payments on your purchase contracts, and



        - your adjusted tax basis in the senior notes on the exchange date;



     - will have an initial basis in the shares of our common stock received equal to the fair market value of the shares on the exchange date; and



     - will have a holding period for the shares of our common stock commencing on the exchange date.



     Regardless of the characterization of the exchange, any gain recognized will be treated as ordinary income. Any loss recognized will be treated as ordinary loss to the extent of your total interest included as ordinary income with respect to the senior notes (reduced by any negative adjustments on the senior notes previously taken into account by you as ordinary loss). Any additional loss will be treated as capital loss, the deductibility of which is subject to limitations.



     Termination of Purchase Contracts



     In connection with the exchange, you will be treated as having received payment of any accrued but unpaid contract adjustment payments. The treatment of this payment will depend on your method of accounting. You will recognize ordinary income to the extent of any accrued but unpaid contract adjustment payments on your purchase contracts, unless you have previously reported these accrued amounts as taxable income.



     You will also recognize gain or loss with respect to the termination of the purchase contracts in an amount equal to the difference between the portion of any consideration received allocable to your purchase contracts and your adjusted basis in such purchase contracts. Your adjusted basis in the purchase contracts generally will equal the amount of the issue price allocated to the purchase contracts, increased by contract adjustment payments recognized by you as taxable income, including any accrued but unpaid contract adjustment payments on the date of the exchange. Except as described below, any gain or loss recognized upon termination of your purchase contracts will be capital gain or loss. The deductibility of capital losses is subject to limitations.



     If the exchange of the purchase contracts occurs when the purchase contracts have negative value, you should be considered to have received consideration for the purchase contracts in an amount equal to such negative value, which amount will be treated as ordinary income. In addition, you should be considered to have paid such amount to be released from the obligation under the purchase contracts, which payment will be treated as a capital loss. The deductibility of capital losses is subject to limitations.



     Tax Treatment of Owning and Disposing of Our Common Stock



     Distributions, if any, paid on shares of our common stock, to the extent of our current or accumulated earnings and profits, will be included in your income as ordinary income as they are received. Distributions in excess of our current and accumulated earnings and profits will reduce the adjusted basis in your shares of our common stock until your adjusted basis is zero, and any additional distributions will be treated as short term or long term capital gain, depending upon whether your holding period for the shares exceeds one year.



     Gain or loss realized on a sale or exchange of shares of our common stock will equal the difference between the amount realized on the sale or exchange and your adjusted basis in the shares. The gain or loss will generally be long-term capital gain or loss if your holding period in the shares is more than one year.



     Non-United States holders



     The discussion in this section applies only to Non-United States holders. You are a "Non-United States holder" if you are not a United States holder. Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, foreign personal holding company (each, as defined in the Code), a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate. Non-United States holders should consult their own tax advisors regarding the treatment of the exchange offer and owning and disposing of shares of our common stock.



       United States Federal Withholding Tax



     The 30% United States federal withholding tax will not apply to any accrued but unpaid interest on our senior notes provided that:



     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;



     - you are not a controlled foreign corporation that is related to us through stock ownership;



     - you are not a bank whose receipt of interest on the senior notes or treasury securities is described in section 881(c)(3)(A) of the Code; and



     - (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, or (b) if you hold your equity security units through certain foreign intermediaries, you satisfy the certification requirements of applicable United States Treasury regulations. Special certification requirements apply to certain Non-United States holders that are pass-through entities rather than individuals.



     If you cannot satisfy the requirements described above, any accrued but unpaid interest (including original issue discount) on the senior notes will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:



     - IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable tax treaty; or



     - IRS Form W-8ECI (or other applicable form) stating that the payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.



     The 30% United States federal withholding tax will not apply to any gain that you realize on the exchange of our senior notes or the disposition of shares of our common stock. However, interest income, including original issue discount, and any gain treated as ordinary income that you realize on the exchange of our senior notes will be subject to withholding in certain circumstances unless the conditions described above are satisfied.



     We will generally withhold tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, on the amount of any accrued but unpaid contract adjustment payments, any amounts deemed as consideration received by you attributable to the negative value of your purchase contracts and dividends paid on shares of our common stock. However, any of the foregoing amounts that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, provided the relevant certification requirements are satisfied, but instead are subject to United States federal income tax, as described below.



     If you wish to claim the benefit of an applicable treaty rate, you will be required to satisfy certain certification and disclosure requirements. If you are eligible for a reduced rate of United States withholding tax on payments pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.



       United States Federal Income Tax



     If you are engaged in a trade or business in the United States and the income or gain attributable to exchanging our senior notes, terminating the purchase contracts or the dividends on shares of our common stock is effectively connected with the conduct of that trade or business, you will be subject to United States federal income tax on a net income basis (although exempt from the 30% withholding tax), in the same manner as if you were a United States holder. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding.



     In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, the income or gain attributable to exchanging our senior notes, terminating the purchase contracts or the dividends on shares of our common stock will be included in earnings and profits.



     Any gain realized on the exchange of our senior notes, terminating the purchase contracts or on the disposition of a share of our common stock generally will not be subject to United States federal income tax unless:



     - that gain or income is effectively connected with the conduct of a trade or business by you in the United States; or

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or



     - we are or have been a "United States real property holding corporation" for United States federal income tax purposes (subject to the discussion below).



     An individual Non-United States holder described in the first bullet above will be subject to tax on the net gain derived from the exchange or disposition under regular graduated United States federal income tax rates. An individual Non-United States holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the exchange or disposition, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-United States holder that is a foreign corporation falls under the first bullet above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.



     We have not determined whether we are a "United States real property holding corporation" for United States federal income tax purposes. If we are or become a "United States real property holding corporation," so long as our common stock continues to be regularly traded on an established securities market:



     - you will not be subject to United States federal income tax on the disposition of shares of our common stock if you hold and have held (at all times during the shorter of the five-year period immediately preceding the date of disposition or your holding period) not more than 5% of the total outstanding shares of our common stock; and



     - you will not be subject to United States federal income tax on the termination of the purchase contracts if on the day you acquired the purchase contracts, the purchase contracts you acquired had a fair market value less than 5% of the fair market value of all of the purchase contracts.



     Information Reporting And Backup Withholding



          United States holders



     In general, information reporting requirements may apply to payments on our equity security units or common stock made to you and to the proceeds of the sale or other disposition of such instruments, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.



     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.



          Non-United States holders



     Amounts paid to you with respect to the exchange of our senior notes, the termination of the purchase contracts and dividends on our common stock, and the tax withheld with respect to these amounts, regardless of whether withholding was required, must be reported annually to the IRS and to you. Copies of the information returns reporting these amounts and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.



     In general, no backup withholding will be required regarding payments on our equity security units or our common stock that we make to you provided that we do not have actual knowledge or reason to know that you are a United States holder and you have delivered the statement described above under "Non-United States holders -- United States Federal Withholding Tax."

     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale or exchange of our common stock made within the United States or conducted through certain United States financial intermediaries if:



     - the payor (1) receives the statement described above and (2) does not have actual knowledge or reason to know that you are a United States holder; or



     - you otherwise establish an exemption.



     Backup withholding may apply if you fail to comply with applicable United States information reporting or certification requirements.



     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.



  FEDERAL INCOME TAX CONSEQUENCES TO EL PASO



     For United States federal income tax purposes, we intend to treat the exchange of our equity security units as an extinguishment of our obligations to pay:



     - principal and interest on the senior notes; and



     - the contract adjustment payments on the purchase contracts,



     in exchange for:



     - issuing shares of our common stock;



     - the payment of cash; and



     - the termination of your obligations under the purchase contract.



     Accordingly, we may recognize ordinary income on the exchange if:



     - the sum of:



     - the outstanding principal balance of the senior notes extinguished;



     - the amount of unpaid contract adjustment payments on the terminated purchase contracts; and



     - the amount of any loss recognized by us in the exchange attributable to the contract adjustment payments, exceeds



     - the sum of:



     - the cash paid by us in the exchange;



     - the fair market value of the shares of our common stock issued on the date of the exchange; and



     - the fair market value of our rights under the purchase contracts.



  PLANS OF EL PASO AFTER THE EXCHANGE OFFER



     It is expected that following the expiration of the exchange offer, our business and operations will continue substantially as they are currently being conducted by management. Our new long range plan is expected to be made public prior to the end of 2003 and will further detail the direction of our business operations.

FAIRNESS OF THE EXCHANGE OFFER



  FAIRNESS AND FACTORS CONSIDERED IN DETERMINING FAIRNESS



     El Paso reasonably believes that the exchange offer is fair to unaffiliated unit holders. In making its determination as to the fairness of the exchange offer, management considered a number of factors related to the financial value of the equity security units. Since the exchange offer for the equity security units is not a typical going private transaction, not all of the factors normally considered in a going private transaction were considered by management.



     Management conducted an analysis of historical and current trading prices of the equity security units as compared to the historical and current trading prices of our common stock. We considered the current terms of the equity security units, including the number of shares to be issued on the purchase contract date and the value to unit holders of the future interest and contract adjustment payments to be made to holders for the remainder of the term of the units.



     Because the exchange offer is, in effect, a purchase of equity security units (in which the consideration is common stock and cash), management believes that the historical and current trading prices of the equity security units and common stock and the terms of the equity security units are the most significant factors to consider in making a determination of fairness of the exchange offer.



     Management did not consider the liquidation value of the company in its determination of fairness because El Paso's business will continue after the exchange offer just as it was conducted prior to the exchange offer. In considering the historical and current trading prices of the equity security units, we have, in effect, evaluated the liquidation value of these securities.



     We did not consider the net book value or going concern value of El Paso in making our determination because El Paso will continue as a going concern following the exchange offer. As El Paso has not purchased any equity security units since their original issuance in June 2002, we did not include in our analysis an evaluation of previous purchase prices of equity security units.



     Although management considered the analyses performed by JPMorgan (as described below under "Analyses Performed by JPMorgan"), our reasonable belief that the exchange offer is fair to unaffiliated unit holders is not based on such analyses of JPMorgan.



  APPROVAL OF UNIT HOLDERS



     The exchange offer does not require approval of a majority of unaffiliated unit holders.



  UNAFFILIATED REPRESENTATIVE



     Neither we nor any of our directors have retained an unaffiliated representative to act solely on behalf of unaffiliated unit holders for the purposes of negotiating the terms of the exchange offer or preparing a report concerning the fairness of the exchange offer.



  APPROVAL OF DIRECTORS



     All members of our board of directors, including all directors who are not employees of El Paso, approved the exchange offer. No member of our board of directors dissented to or abstained from voting on the exchange offer.



     Our determination that the exchange offer is reasonably fair to unaffiliated unit holders is not based on the fact that the exchange offer does not require approval of a majority of unaffiliated unit holders, that an unaffiliated representative has not been retained or that our board of directors has unanimously approved the exchange offer.

ANALYSES PERFORMED BY JPMORGAN



     The following paragraphs summarize the financial analyses performed by JPMorgan. The summary does not represent a complete description of the analyses performed by JPMorgan.



     We engaged JPMorgan to provide us with guidance in the structuring of the exchange offer including, but not limited to, the consideration to be offered in the exchange offer. We selected JPMorgan to assist the company in evaluating the terms of the exchange offer because, in addition to having experience in transactions of this type and knowledge of the company, they served as joint book-running managers for the original issuance of the equity security units. JPMorgan was not engaged to, and did not, conduct an analysis of the fairness of the consideration to be offered in the exchange offer.



     JPMorgan, as part of its investment banking business, is engaged in the valuation of securities in connection with mergers, acquisitions and other securities transactions. JPMorgan was formally retained by us effective January 1, 2003, to act as financial advisor in connection with our analysis and consideration of a proposed exchange offer, as contemplated by Section 3(a)(9) of the Securities Act of 1933, as amended, for all of our outstanding 9.00% Equity Security Units. During the term of this engagement, JPMorgan, together with our legal counsel and tax and accounting advisors, assisted us in reviewing the range of potential terms of the exchange, evaluating the possible financial impact of such range of terms and the preparation of the offering memorandum, letter of transmittal, stockholders letter and other documents in connection with the exchange offer. JPMorgan has not provided a fairness opinion in connection with this exchange offer.



     In providing its services, JPMorgan reviewed and analyzed the current terms of the equity security units, the current and historical trading activity of the equity security units, the current and historical activity of certain other El Paso securities and the relevant financial filings of El Paso.



     In conducting its analysis, JPMorgan considered the implied market value of the maximum number of underlying common shares combined with the discounted present value of the remaining coupon payments to estimate the equity security units' fair market value. JPMorgan considered various combinations of cash and/or stock consideration to be offered to the holders of the equity security units, in addition to the original maximum number of common shares under the original terms of the equity security units. JPMorgan also reviewed precedent comparable transactions and the additional consideration offered in such transactions and the resulting subscription rate.



     After considering the above information, JPMorgan provided its perspective on the range and mix of consideration that could be offered with a reasonable expectation that we would achieve our desired subscription rate. Based on its own analyses and the analyses of JPMorgan, on October 21, 2003, management made a determination regarding the cash premium to be offered to unit holders. We have received a report from JPMorgan that shows, as of that date, an analysis of certain economic implications of the premium to be offered in the exchange offer. JPMorgan's report, dated as of October 21, 2003, is attached as Schedule II to this offering memorandum. You are urged to read the report in its entirety.



     As a diversified financial services institution, JPMorgan has provided a range of commercial banking and investment banking services to El Paso during the course of our relationship. Over the previous two years, JPMorgan has served as strategic advisor on merger and acquisition assignments, has served as book running manager or co-manager for securities offerings of both debt and equity of El Paso and its subsidiaries, and has provided other capital structure advisory services to El Paso. JPMorgan has also acted as an arranger of multiple credit facilities in the syndicated bank loan market for El Paso. An affiliate of JPMorgan also provides credit to El Paso. During the past two years, we have paid to JPMorgan approximately $48 million for the above referenced services and extensions of credit. Such amounts are customary and commensurate with services paid to other financial services institutions for similar types of services.



     While the foregoing summary describes all material analyses and factors reviewed by JPMorgan, it does not purport to be a complete description of the presentations by JPMorgan to us or the analyses performed by JPMorgan in preparing its report. Such preparation is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the report. In addition, JPMorgan may have given various analyses more or less weight that other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be JPMorgan's view of the actual value of the equity security units. In performing its analyses, JPMorgan made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of El Paso. The analyses performed by JPMorgan are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of JPMorgan's analysis of the consideration to be issued in the exchange offer.



     JPMorgan has received a fee in connection with the preparation of its analysis of the consideration to be issued in the exchange offer. The engagement letter between El Paso and JPMorgan provides that JPMorgan will be paid a nonrefundable engagement fee of $1 million. In addition, the engagement letter provides that JPMorgan will be reimbursed for its reasonable out-of-pocket expenses and that JPMorgan and certain related persons will be indemnified against certain liabilities, including liabilities under securities laws, arising out of its engagement.



  AVAILABILITY OF JPMORGAN'S REPORT



     JPMorgan's report will be made available for inspection and copying at El Paso's executive offices at 1001 Louisiana Street, Houston, Texas 77002 during regular business hours by any interested holder of equity security units or representative of such holder who has been so designated in writing.



INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES



  INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS



     Information about our executive officers and directors is set forth in
Schedule I to this offering memorandum. None of our executive officers or directors beneficially own any equity security units.



  TRANSACTIONS AND ARRANGEMENTS CONCERNING OUR SECURITIES



     Based on our records and on information provided to us by our executive officers and directors, neither we nor any of our executive officers, directors, subsidiaries or affiliates, or associates of the foregoing, has engaged in any transactions involving equity security units during the sixty business days preceding the date of this document.



     Except as provided under "Description of Our Capital Stock -- Current Transactions Concerning Our Common Stock," neither we nor, to our knowledge, any of our principal executive officers or directors is a party to any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person or entity with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or call, guaranties of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

                                  RISK FACTORS

     Before you decide to participate in the exchange offer, you should read the risks, uncertainties and factors that may adversely affect us that are discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K filed September 23, 2003, which is incorporated by reference in this offering memorandum, as well as the following additional risk factors.

ADDITIONAL RISKS RELATED TO THE COMPANY

WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.


     In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, the bankruptcy of Enron Corp., one of our major competitors, and the war in Iraq, the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, the bankruptcy of Enron Corp. and the decline in the energy trading industry have caused the credit ratings agencies to review the capital structure and earnings power of energy companies, including ours. Our credit ratings are important to us, and credit downgrades or rating agency actions have an impact on our ability to access capital and the costs of that capital. In December 2001, we announced our balance sheet enhancement plan to strengthen our capital structure and enhance our liquidity. In May 2002, we announced our strategic repositioning plan to limit our investment in and exposure to energy trading and to increase our investment in our core natural gas businesses. These plans were specifically designed to maintain or even improve our credit ratings. Through a series of ratings actions in the third and fourth quarters of 2002, Moody's and Standard and Poor's downgraded our senior unsecured debt to Ba2 and BB-, respectively (both "below investment grade" ratings), and stated that our ratings outlook is negative. Moody's and Standard and Poor's ratings actions required us to post additional cash and other collateral in connection with several of our existing contractual obligations, including obligations related to our commercial trading activities and our financial guarantees and other financing arrangements. On February 5, 2003, we announced our 2003 Operational and Financial Plan pursuant to which we will continue to seek additional asset sales in order to further strengthen our financial position. During February 2003, the ratings assigned to our senior unsecured debt were further downgraded, to Caa1 by Moody's and B by Standard & Poor's. In November 2003, Moody's changed our rating outlook from developing to negative. Our business is capital intensive, and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our financial condition and future results of operations could be significantly adversely affected.


RISKS RELATED TO THE EXCHANGE OFFER

THE VALUE OF THE COMMON STOCK THAT YOU RECEIVE MAY FLUCTUATE.

     We are offering to exchange, for each equity security unit, a fixed number of shares of our common stock and a fixed dollar amount of cash. If the market price of our common stock declines, the value of the fixed number of shares you will receive in exchange for your equity security units will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to El Paso and those that influence the trading prices of equity securities generally.

THE MARKET FOR OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY FUTURE ISSUANCES OF OUR COMMON STOCK.

     On June 26, 2003, we issued a press release announcing that we had executed two definitive settlement agreements that resolve the principal litigation and claims against us relating to the sale or delivery of natural gas and/or electricity to or in the Western United States. In connection with the settlement agreements, El Paso has agreed to issue approximately 26.4 million shares of its common stock on behalf of the settling parties. These shares represent approximately 4% of El Paso's outstanding shares as of September 30, 2003. This or any other issuance of a significant amount of our common stock could adversely affect the market for, and the trading price of, our common stock.

ALL OF OUR DEBT OBLIGATIONS, INCLUDING THE SENIOR NOTES ASSOCIATED WITH THE EQUITY SECURITY UNITS, WILL HAVE PRIORITY OVER OUR COMMON STOCK WITH RESPECT TO PAYMENT IN THE EVENT OF A LIQUIDATION, DISSOLUTION OR WINDING UP.

     In any liquidation, dissolution or winding up of El Paso, our common stock would rank below all debt claims against El Paso, including the senior notes that are part of the equity security units. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after El Paso's obligations to its debt holders have been satisfied. In addition, holders of shares of El Paso preferred stock, if any, that may be issued will have priority over the holders of El Paso common stock with respect to the distribution of El Paso's assets in the event of liquidation or dissolution of El Paso.

BY TENDERING YOUR EQUITY SECURITY UNITS, YOU WILL LOSE YOUR RIGHT TO RECEIVE CERTAIN CASH PAYMENTS.

     Holders of equity security units are entitled to quarterly contract adjustment payments, quarterly interest payments, or both. If your equity security units are validly tendered and accepted for exchange you will lose the right to receive payments to be made after completion of the exchange offer.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING EQUITY SECURITY UNITS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment for United States federal income tax purposes of exchanging the equity security units for shares of our common stock. As a result, the United States federal income tax consequences of exchanging the equity security units are unclear.

RISKS RELATED TO NOT TENDERING EQUITY SECURITY UNITS

IF YOU DO NOT PROPERLY TENDER YOUR EQUITY SECURITY UNITS, YOU WILL CONTINUE TO HOLD THE EQUITY SECURITY UNITS, WHICH MAY BE LESS LIQUID FOLLOWING THE EXCHANGE OFFER.

     We will only issue the exchange consideration in exchange for outstanding equity security units that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the equity security units and you should carefully follow the instructions on how to tender your equity security units.

     We cannot guarantee that, if a substantial number of equity security units is submitted for exchange, the remaining units will continue to be quoted on the NYSE. If you do not exchange your equity security units pursuant to the exchange offer, and if a substantial number of the equity security units are submitted for exchange in the exchange offer, the liquidity of any equity security units that remain outstanding after completion of the exchange offer could be adversely affected.

YOU WILL HAVE NO RIGHTS AS A COMMON STOCKHOLDER.

     Until you acquire shares of our common stock upon settlement of your purchase contract associated with the equity security units, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract associated with the equity security units, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date in connection with settlement of the equity security units.

YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

     Although holders of equity security units will be beneficial owners of the underlying pledged senior notes associated with the equity security units (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) and the specified zero-coupon treasury securities, respectively, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts associated with the equity security units. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) or specified zero-coupon treasury securities from this pledge arrangement, except upon substitution of other securities.

     In addition, notwithstanding the automatic termination of the purchase contracts, if we become the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under Section 362 of the U.S. bankruptcy code may delay the delivery to you of your securities being held as collateral under the pledge arrangement, and such delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

THE PURCHASE CONTRACT AGREEMENT THAT IS ASSOCIATED WITH THE EQUITY SECURITY UNITS WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT OF 1939; THE OBLIGATIONS OF THE PURCHASE CONTRACT AGENT WILL BE LIMITED.

     The purchase contract agreement relating to the units will not be qualified under the Trust Indenture Act of 1939. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the equity security units, will not be qualified as a trustee under the Trust Indenture Act of 1939. Accordingly, holders of the equity security units will not have the benefits of the protections of the Trust Indenture Act of 1939 other than to the extent applicable to a senior note included in a normal unit. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the equity security units.

THE SECONDARY MARKET FOR THE EQUITY SECURITY UNITS AND SENIOR NOTES THAT ARE A PART OF THE EQUITY SECURITY UNITS MAY BE ILLIQUID.

     We are unable to predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. The normal units are listed on the New York Stock Exchange under the symbol "EP PrA." We did not initially list either the stripped units or the senior notes. However, if either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt, but are not obligated, to cause those securities to be listed on the exchange on which the normal units are then listed. We cannot provide assurance that the normal units, stripped units or senior notes will not be delisted from the New York Stock Exchange or that trading in the normal units, stripped units or senior notes will not be suspended as a result of elections to create stripped units or recreate normal units through collateral substitution that cause the numbers of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

     There can be no assurance as to the liquidity of any market that may develop for the normal units, the stripped units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of normal units are converted to stripped units, the liquidity of normal units could be adversely affected.

WE MAY REDEEM SENIOR NOTES THAT ARE A PART OF THE EQUITY SECURITY UNITS UPON THE OCCURRENCE OF A TAX EVENT.

     We have the option to redeem the senior notes that are a part of the equity security units in cash, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time if a tax event occurs under the circumstances described in this offering memorandum and the prospectus supplement for the initial offering of the units. If we exercise this option, we will redeem the senior notes at the redemption price described in the prospectus supplement under "Description of the Senior Notes -- Tax Event Redemption." There can be no assurance as to the effect on the market prices of the normal units if we substitute the specified tax event portfolio of treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of normal units and senior notes held separately.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING OR DISPOSING OF THE EQUITY SECURITY UNITS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of owning or disposing of the equity security units or instruments similar to the equity security units for United States federal income tax purposes. As a result, the United States federal income tax consequences of owning or disposing of the equity security units are unclear.

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, INCOME AND LOSS ON THE SENIOR NOTES WILL GENERALLY BE ORDINARY AND YOU WILL BE REQUIRED TO ACCRUE INTEREST INCOME IN EXCESS OF THE STATED AMOUNTS OF INTEREST YOU RECEIVE.

     Under the terms of the senior indenture and the senior notes that are associated with the equity security units, we and each holder agreed, for United States federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt instruments. As a result, you will be required to include original issue discount in income during your ownership of the senior notes that are associated with the equity security units, subject to some adjustments. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange or other disposition of the senior notes at any time up to six months after the date on which the interest rate on the senior notes is reset. Thus, the ability to offset such ordinary income with a loss, if any, on a purchase contract may be limited.

AS A HOLDING COMPANY, WE WILL DEPEND ON OUR SUBSIDIARIES FOR FUNDS TO MEET OUR PAYMENT OBLIGATIONS UNDER THE PURCHASE CONTRACTS AND SENIOR NOTES THAT ARE ASSOCIATED WITH THE EQUITY SECURITY UNITS.

     The purchase contracts and senior notes will be exclusively our obligations and not obligations of our subsidiaries. As a holding company, we conduct substantially all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends, other distributions, loans or other payments of funds from our subsidiaries to meet our debt service and other payment obligations, including our payment obligations relating to the purchase contracts and senior notes.

     Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the purchase contracts and senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     The senior indenture governing the senior notes that are associated with the equity security units, subject to certain restrictions, permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, all of which would in effect be senior to the senior notes. The senior indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions on repurchase of the senior notes and on the ability of those subsidiaries to make distributions, loans, other payments or asset transfers to us. The total long-term indebtedness of our subsidiaries as of September 30, 2003 was approximately $14 billion.

IF A LIQUIDATION OR REORGANIZATION OF OUR SUBSIDIARIES OCCURS, PAYMENTS UNDER THE PURCHASE CONTRACTS AND SENIOR NOTES THAT ARE ASSOCIATED WITH THE EQUITY SECURITY UNITS WILL BE EFFECTIVELY SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OBLIGATIONS OF OUR SUBSIDIARIES.

     Because our subsidiaries are separate and distinct legal entities, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the purchase contracts and senior notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this document and the documents that are incorporated by reference into this document that constitute forward-looking statements. Forward-looking statements made in connection with this exchange offer do not fall within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for our stock. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates that reflect the best judgment of our senior management and are not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.


     For a description of certain risks relating to us and our business, see "Risk Factors" beginning on page 25 of this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K filed September 23, 2003, which is incorporated herein by reference. In addition, we can give you no assurance that:


     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

     We "incorporate by reference" information into this offering memorandum, which means that we disclose important information to you by referring you to another document filed separately with the SEC. This important information is not included in or delivered with this offering memorandum. The information incorporated by reference is deemed to be part of this offering memorandum, except for any information superseded by information contained directly in this offering memorandum. The documents listed below and incorporated by reference into this offering memorandum contain important information about El Paso and its financial condition. Some of these filings have been amended by later filings, which are also listed.

        - Annual Report on Form 10-K and Amendments No. 1 and No. 2 thereto for the year ended December 31, 2002.(1)

        - Quarterly Report on Form 10-Q and Amendment No. 1 thereto for the quarter ended March 31, 2003, Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.


        - Current Reports on Form 8-K, dated January 8, 2003, January 9, 2003, February 6, 2003, February 10, 2003, February 11, 2003, February 12, 2003, February 13, 2003, February 18, 2003, February 25, 2003, March 3, 2003, March 13, 2003, March 18, 2003, March 21, 2003, March 28,
          2003, April 7, 2003, April 16, 2003, April 18, 2003, April 23, 2003,
          April 24, 2003, April 30, 2003, May 13, 2003, June 5, 2003, June 19,
          2003, July 9, 2003, July 11, 2003, July 16, 2003 July 30, 2003,
          September 23, 2003, October 3, 2003, October 7, 2003, October 10, 2003, October 16, 2003, October 20, 2003, October 22, 2003 and
          November 18, 2003.


        - The description of our capital stock contained in our Registration Statement on Form 8-A/A filed August 26, 2003.

        - Definitive Proxy Statement relating to the 2003 Annual Meeting of Stockholders.

---------------

        (1) These filings were updated to reflect the treatment of our petroleum markets business as discontinued operations in a Current Report on Form 8-K dated September 23, 2003, which is also incorporated by reference into this offering memorandum.

     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

     You can obtain any of the documents listed above or any additional documents that we may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this offering memorandum by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600


     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE NOVEMBER 25, 2003.


     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. We will pay all expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in Instruction 7 of the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any equity security units. We estimate that the expenses related to the exchange offer will be approximately $500,000.

     All equity security units that are properly tendered and accepted by us will be retired and cancelled.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     As of September 30, 2003, there were 599,061,053 shares of our common stock outstanding held by 51,185 registered holders. Our common stock is traded on the NYSE under the symbol "EP". The following table sets forth the high and low sales price per share of the common stock as reported on the NYSE and our dividends declared during the periods shown:


                                                               HIGH     LOW     DIVIDENDS
                                                              ------   ------   ---------
2003
  Fourth Quarter (through November 18, 2003)................  $ 7.90   $ 6.13    $0.0400
  Third Quarter.............................................    8.95     6.51     0.0400
  Second Quarter............................................    9.89     5.90     0.0400
  First Quarter.............................................   10.30     3.33     0.0400
2002
  Fourth Quarter............................................  $11.91   $ 4.39    $0.2175
  Third Quarter.............................................   21.07     5.30     0.2175
  Second Quarter............................................   46.80    18.88     0.2175
  First Quarter.............................................   46.89    31.70     0.2175
2001
  Fourth Quarter............................................  $54.05   $36.00    $0.2125
  Third Quarter.............................................   54.48    38.00     0.2125
  Second Quarter............................................   71.10    49.90     0.2125
  First Quarter.............................................   75.30    57.25     0.2125


     Future dividends will be payable only when, as and if declared by our board of directors and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors.


     On November 18, 2003, the last reported sale price of our common stock on the NYSE was $6.13 per share.


     You should obtain current market quotations for our common stock.

                      PRICE RANGE OF EQUITY SECURITY UNITS


     As of November 18, 2003, there were 11,500,000 equity security units outstanding. The equity security units are listed on the NYSE under the symbol "EP PrA". The following table indicates the high and low sales price per unit for the equity security units as reported on the NYSE for the calendar quarters indicated.



                                                               HIGH     LOW
                                                              ------   ------
2003
  Fourth Quarter (through November 18, 2003)................  $30.25   $25.15
  Third Quarter.............................................   31.30    26.85
  Second Quarter............................................   33.40    26.00
  First Quarter.............................................   33.50    21.25
2002
  Fourth Quarter............................................  $34.40   $21.99
  Third Quarter.............................................   49.98    20.55
  Second Quarter (beginning June 26, 2002)..................   51.51    50.35



     On November 18, 2003, the last reported sale price of the equity security units on the NYSE was $25.26 per unit.


     You should obtain current market quotations for the equity security units.

                               THE EXCHANGE OFFER

     The following describes the exchange offer. While we believe that the following description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer, you should carefully read the entire offering memorandum and the other documents to which we refer.


     We are offering to exchange shares of our common stock and cash for all of our outstanding equity security units on the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal. We are only offering to exchange shares of our common stock and cash for equity security units that consist of a purchase contract and a senior note. These units are referred to as "normal units" in "Description of the Equity Security Units" below.


     We are sending this Amended and Restated Confidential Offering Memorandum and the related documents to persons who held equity security units on or about October 24, 2003. On that date, there were 11,500,000 equity security units outstanding.

     Our board of directors has approved the making of the exchange offer. However, neither we nor our directors make any recommendation as to whether you should tender equity security units pursuant to the exchange offer. You must make the decision whether to tender equity security units and, if so, how many equity security units to tender.

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

     El Paso is making the exchange offer as part of its ongoing strategy to reduce debt and increase its financial flexibility.

NO APPRAISAL RIGHTS

     No appraisal rights are available to holders of equity security units in connection with the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and conditions set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange all of our equity security units that are properly tendered on or prior to the expiration date and not withdrawn. If you tender equity security units before the exchange offer expires, and we consummate the exchange offer, you will receive for each equity security unit that you tender (1) 2.5063 shares of our common stock and
(2) cash in the amount of $9.70. We intend to fund the cash component of the exchange consideration from our available cash.

     Any equity security units tendered but not accepted because they were not properly tendered shall remain outstanding upon completion of the exchange offer. Equity security units accepted in the exchange, including the underlying purchase contracts and senior notes, will be retired and cancelled.

     If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the expiration date of the exchange offer if and to the extent required by law.

     You may validly withdraw equity security units that you previously tendered at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You will not be permitted to withdraw equity security units that you previously tendered after the expiration date of the exchange offer unless we have not accepted your equity security units for exchange after the expiration of 40 business days after the date of this offering memorandum or applicable law otherwise requires that you be permitted to withdraw equity security units that you have tendered.

FRACTIONAL SHARES


     Fractional shares will not be issued in the exchange offer. Instead, we will pay cash in lieu of fractional shares based on the applicable market value of our common stock on the last full business day before the expiration date. We will not pay interest on the cash in lieu of fractional shares. We intend to fund any cash payment in lieu of fractional shares from our available cash.

     For these purposes, the "applicable market value" of our common stock on any date of determination means the closing price per share of our common stock on the NYSE on such date. The applicable market value of our common stock shall be determined by reference to Bloomberg Financial Markets page AQR or any successor or replacement page. If our common stock is not listed on the NYSE on any such date, the applicable market value of our common stock shall be determined by reference to the Bloomberg Financial Markets page that reports such information with respect to our common stock for the national or regional securities exchange, the Nasdaq Stock Market or the over-the-counter market that is the primary market for the trading of our common stock. If such information is not available on any Bloomberg page, the applicable market value shall be the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the applicable market value shall be the market value of our common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

CONDITIONS TO THE EXCHANGE OFFER

     Our obligation to consummate the exchange offer will be subject to the satisfaction or waiver, on or before the expiration date, of there being validly tendered and not withdrawn prior to the expiration date not less than 5,750,000 equity security units, representing at least 50% of the outstanding equity security units.


     Notwithstanding any other provision of the exchange offer or this offering memorandum to the contrary, we will not be required to accept for exchange equity security units tendered pursuant to the exchange offer and may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of equity security units so tendered on or prior to the expiration date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion, prior to the expiration date:


     - there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

     - an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

     - there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

     - there shall have occurred:

      -- any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

      -- a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

      -- any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

      -- a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

     - the NYSE shall not have approved for listing the shares of common stock to be issued in the exchange offer.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

EXPIRATION DATE; EXTENSION; MODIFICATION; TERMINATION


     The term "expiration date" means 5:00 p.m., New York City time, on Wednesday, December 3, 2003. However, if we extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended. As set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange all of our equity security units that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below.


     We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the exchange offer, all equity security units previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for purchase by us; provided, however, that any equity security units not accepted for purchase after the expiration of 40 business days from the date of this offering memorandum may be withdrawn.

     We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to applicable law, to:

     - delay the acceptance for exchange of equity security units;

     - extend the expiration date and retain all of the equity security units that have been tendered, subject to the right of the owners thereof to withdraw their tendered equity security units; or

     - waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent.

     If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate additional materials regarding the changes.

     If we make a change in the percentage of equity security units sought or consideration offered, we will disseminate additional materials regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate additional materials regarding the changes.

     Any waiver, amendment or modification will apply to all equity security units tendered, regardless of when or in what order such units were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

     Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

     In our sole discretion, we will decide whether to exercise our right to extend the expiration date for the exchange offer.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above under "-- Conditions to the Exchange Offer" shall have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your equity security units in connection with the exchange offer, and any equity security units you have tendered that we have not accepted for exchange will be returned promptly to you.

PROCEDURES FOR EXCHANGING EQUITY SECURITY UNITS

     We contemplate that the exchange consideration will be delivered promptly after the expiration date. If you have any questions or need assistance in tendering your equity security units, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear on the back cover of this offering memorandum.

     Only holders of record are authorized to tender their equity security units for exchange. If you wish to tender equity security units in the exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your equity security units. If you wish to exchange equity security units in the exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your equity security units, make appropriate arrangements to register the ownership of those equity security units in your name. This may take considerable time and may not be able to be completed before the expiration date of the exchange offer.

 TENDER OF EQUITY SECURITY UNITS HELD THROUGH A CUSTODIAN

     If your equity security units are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your equity security units on your behalf. Any beneficial owner of equity security units held of record by DTC or its nominee, through authority granted by DTC, may direct the holder of record to tender on the beneficial owner's behalf.

 TENDER OF EQUITY SECURITY UNITS HELD THROUGH DTC

     To tender equity security units that are held through DTC, you should transmit your acceptance through the Automated Tender Offer Program (ATOP), and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. Delivery of tendered equity security units must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

     "Agent's message" means a message transmitted by DTC, received by the exchange agent, and made as part of a book-entry confirmation. The message states that DTC has received an express acknowledgement from the person tendering the equity security units that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

  HOLDERS OF EQUITY SECURITY UNITS SHOULD SEND LETTERS OF TRANSMITTAL ONLY TO THE EXCHANGE AGENT AND NOT TO US.

     The delivery of equity security units and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent's message transmitted through ATOP or otherwise, is at the election and risk of the holder tendering those equity security units and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

     Except as provided below, unless the equity security units being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent's message, we may, at our option, treat the tender of the equity security units as defective for purposes of the right to exchange pursuant to the exchange offer. Exchange of the equity security units will be made only against deposit of the tendered equity security units and delivery of all other required documents.

 GUARANTEED DELIVERY

     If a registered holder of equity security units desires to tender any equity security units and the equity security units are not immediately available, or time will not permit the holder's equity security units or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an eligible institution;

     - before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the equity security units and the amount of the equity security units tendered, that the tender is being made and guaranteeing that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered equity security units, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered equity security units, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

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

 BOOK-ENTRY DELIVERY PROCEDURES

     Physical certificates representing shares of our common stock will not be issued as a result of the exchange offer. Rather than issuing physical certificates, the exchange agent will credit such shares to book-entry accounts maintained by the transfer agent for the benefit of the respective holders. This method of holding stock eliminates the need for actual stock certificates to be issued, facilitates the holding of fractional shares, and eliminates the requirements for physical movement of stock certificates at the time of sale. Promptly following the crediting of shares to your respective book-entry accounts, you will receive a Stock Distribution Statement from the exchange agent evidencing your holdings, as well as general information on the book-entry from of ownership.

     You are not required to maintain a book-entry account and you may obtain a stock certificate for all or a portion of your common stock received as part of the exchange offer at no cost to you. Instructions describing how you can obtain stock certificates will be included with the Stock Distribution Statement mailed to you. Stock certificates for fractional shares will not be issued by us.

 TENDER OF EQUITY SECURITY UNITS HELD IN PHYSICAL FORM

     If you hold equity security units in physical form, to validly tender those equity security units, you should properly complete and validly execute the letter of transmittal, or a manually signed facsimile copy thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal. The letter of transmittal must be received by the exchange agent at its address set forth on the back cover of this offering memorandum, and certificates for tendered equity security units must be received by the exchange agent at such address prior to the expiration date.

 SIGNATURE GUARANTEES

     Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, each a "Medallion Signature Guarantor," unless the relevant equity security units are tendered:

     - by a participant in DTC whose name appears on a security position listing as the owner of the equity security units being tendered who has not completed the box entitled "Special Delivery Instructions" or "Special Issuance Instructions" on the letter of transmittal; or

     - for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

     In any event, the signatures on the letter of transmittal accompanying tendered equity security units must be guaranteed by a Medallion Signature Guarantor if:

     - equity security units are registered in the name of a person other than the signer of the letter of transmittal;

     - equity security units not accepted for exchange, or not tendered for exchange, are to be returned to a person other than the registered owner; or

     - shares of common stock are to be delivered to, or registered in the name of, a person other than the registered owner of the corresponding equity security unit.

DETERMINATION OF VALIDITY

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered equity security units. We reserve the absolute right to reject any and all equity security units not properly tendered or any equity security units whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of any particular equity security units either on or before the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of equity security units must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of equity security units will not be considered to have been made until any defects or irregularities have been cured or waived. Any equity security units received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

WITHDRAWALS OF TENDERS

     You may validly withdraw equity security units that you tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. In addition, you may withdraw any equity security units that you tender that are not accepted by us for exchange after the expiration of 40 business days from the date of this offering memorandum. For a withdrawal of equity security units to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth on the back cover page of this offering memorandum. Any notice of withdrawal must:

     - specify the name of the person who tendered the equity security units to be withdrawn;

     - identify the equity security units to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the equity security units were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the equity security units into the name of the person withdrawing the tender.

     If we extend the exchange offer, are delayed in our acceptance of the equity security units for exchange or are unable to accept equity security units pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may retain tendered equity security units and such units may not be withdrawn except as otherwise provided in this document, subject to provisions under the Exchange Act that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

     If you have tendered your equity security units through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of the exchange offer.

     All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any equity security units withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the equity security units so withdrawn are validly retendered. Any equity security units that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn equity security units may be retendered by following one of the procedures described above under "-- Procedures for Exchanging Equity Security Units" at any time prior to the expiration date.

EXCHANGE OF EQUITY SECURITY UNITS

     We will issue the exchange consideration upon the terms of the exchange offer and applicable law in exchange for equity security units tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered equity security units or defectively tendered equity security units with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice of such waiver to the exchange agent. We will pay for equity security units accepted for payment pursuant to the exchange offer by depositing the exchange consideration with the exchange agent. The exchange agent will act as your agent for the purpose of receiving payments from us and transmitting such payments to you.

     In all cases, payment for equity security units accepted for payment pursuant to the exchange offer will be made promptly after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

     - timely condition of a book-entry transfer of the equity security units into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in "-- Procedures for Exchanging Equity Security Units -- Book-Entry Delivery Procedures" above;

     - a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent's message; and

     - any other documents required by the letter of transmittal.

     If we do not accept any tendered equity security units for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such equity security units to the account maintained at DTC from which the tendered equity security units were delivered.

     UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE EXCHANGE CONSIDERATION, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

COMPLIANCE WITH STATE SECURITIES LAWS

     We are making the exchange offer to all holders of outstanding equity security units. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of equity security units be accepted from or on behalf of, the holders of equity security units residing in any such jurisdiction.

EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this offering memorandum. Delivery of a letter of transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this offering memorandum does not constitute a valid delivery of the letter of transmittal.

INFORMATION AGENT

     D.F. King & Co., Inc. has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, requests for additional copies of this offering memorandum or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth on the back cover of this offering memorandum.

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

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, we may make additional solicitations by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

TRANSFER TAXES

     Owners who tender their equity security units for exchange will not be obligated to pay any transfer taxes. If, however:

     - shares of common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered equity security units;

     - the equity security units are registered in the name of any person other than the person signing the letter of transmittal; or

     - transfer tax is imposed for any reason other than the exchange of shares of common stock for equity security units in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT


     As consideration for the exchange of the equity security units (which consist of senior notes and stock purchase contracts), we will issue common stock and cash. The common stock we issue will be recorded as an increase in our stockholders' equity at its fair value on the date it is issued, and the cash will be recorded as a reduction of our assets based on the amount paid. The total amount of this consideration given will then be allocated between the two components of the equity security units exchanged, the senior notes and the stock purchase contracts, based on the relative fair value of these two components. We will reduce our liabilities for 1) the carrying value of senior notes exchanged and 2) for the unpaid portion of contract adjustment payments that were recorded when the units were originally issued. We will record a gain or loss in our income statement to the extent that the allocated consideration we give to the senior notes exchanged differs from their carrying value. We will record an increase or decrease in our stockholders' equity to the extent that the allocated consideration given to the stock purchase contracts exchanged differs from their carrying value. For an estimated impact of the tender offer on our historical financial information, see our pro forma consolidated financial information beginning on page 9.


SUBSEQUENT REPURCHASES OF UNITS; DISCHARGE OF SENIOR NOTES

     Whether or not the exchange offer is consummated, we or our affiliates may from time to time acquire equity security units, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the prices to be paid pursuant to the exchange offer and could be for cash or other consideration. Nothing contained in the exchange offer will prevent us or our affiliates from exercising rights under the indenture to defease or otherwise discharge our obligations thereunder with respect to the indenture and/or the senior notes by depositing cash and/or securities with the trustee in accordance with the terms of the indenture.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

     As of September 30, 2003, there were 599,061,053 shares of our common stock issued and outstanding and no shares of our preferred stock issued or outstanding. The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in our Amended and Restated Certificate of Incorporation (the "Charter").

COMMON STOCK

     We are currently authorized by our Charter to issue up to 1,500,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have the right to cumulate votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are fully paid and nonassessable upon issuance against full payment of the purchase price.

     EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock, and to divide the preferred stock into one or more series. The Board may fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions which are permitted by the General Corporation Law of the State of Delaware of the shares of each such series. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the preferred stock will vary depending on the series, therefore reference to the certificate of designation relating to that particular series of preferred stock should be made for a complete description of terms.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to such time, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or subsequent such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

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

EL PASO'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     The following provisions in our charter or by-laws may make a takeover of El Paso more difficult:

     - our charter prohibits the taking of any action by written stockholder consent in lieu of a meeting;

     - our by-laws provide that special meetings of stockholders may be called only by a majority of the board of directors, the Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board; and

     - our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders.

CURRENT TRANSACTIONS CONCERNING OUR COMMON STOCK

     Robert G. Phillips, President, El Paso Field Services, has pledged 493,528 shares of our common stock that he owns as collateral under a loan agreement with Bank of America dated September 16, 2002. Pursuant to the loan agreement, the loan, in the principal amount of $1,500,000, matures September 16, 2004.

                    DESCRIPTION OF THE EQUITY SECURITY UNITS

     The following summarizes some, but not all, of the provisions of the equity security units. You should refer to the actual terms of the equity security units, the purchase contract agreement, the pledge agreement, the remarketing agreement and the indenture governing the senior notes that are a part of the equity security units for the definitive terms and conditions of the equity security units.


     On June 26, 2002, we issued 11,500,000 equity security units at an initial public offering price of $50.00 per unit. We received aggregate proceeds from the offering of the equity security units, net of underwriting discounts and commissions, of approximately $558 million. The proceeds were used to reduce short-term borrowings and other financings and for general corporate purposes. As of November 18, 2003, 11,500,000 equity security units were outstanding.


     Each equity security unit, or normal unit, was issued at the stated amount of $50 and initially consists of:

          (1) a purchase contract under which:

             - the holder will agree to purchase, and we will agree to sell, for
               $50, shares of our common stock on August 16, 2005 (the "stock purchase date"), the number of which we will determine based on the average trading price of our common stock for a period preceding that date, calculated in the manner described below under "Settlement Rate"; and

             - we will pay the holder quarterly contract adjustment payments at the annual rate of 2.86% of the $50 stated amount as further described below, subject to our right of deferral; and

          (2) a senior note due August 16, 2007, with a principal amount of $50 on which we will pay interest quarterly at the initial annual rate of 6.14% until the earlier of the date of settlement of a successful remarketing of the senior notes (which is the third business day after such remarketing) and the stock purchase date, after which we will pay interest at the reset rate.

     The senior note that is held as part of the normal unit will be owned by the holder but will initially be pledged to us as collateral to secure the holder's obligations under the purchase contract. The collateral agent, which is The Bank of New York, will hold the pledged senior note until the holder pays the purchase price under the purchase contract. If the senior notes are successfully remarketed, the applicable ownership interest in the portfolio of treasury securities purchased with the proceeds of that remarketing will be pledged to us as collateral to secure the holder's obligations under the purchase contracts, replacing the senior notes held as part of the normal units.
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

STRIPPED UNITS

     A holder of normal units may elect, at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions, to withdraw the pledged senior notes underlying the normal units and create "stripped units" by substituting, as pledged securities, specified zero-coupon treasury securities that will pay $50 per stripped unit on the business day immediately preceding the stock purchase date, which is the amount due on the stock purchase date under the related purchase contract. The pledged senior notes will then be released from the pledge agreement and delivered to the holder.

     A holder of stripped units may recreate normal units at any time prior to a successful remarketing or a tax event redemption, subject to certain exceptions, by substituting senior notes for the pledged zero-coupon treasury securities held as part of the stripped units.

     Because treasury securities are issued in whole multiples of $1,000, holders of normal units and stripped units may only make collateral substitutions to create stripped units or recreate normal units, as the case may be, in whole multiples of 20 units.

     We refer to normal units together with stripped units as "units."

PURCHASE CONTRACTS

     The purchase contract held as part of a unit obligates the holder to purchase, and us to sell, for $50, on the stock purchase date, a number of newly issued shares of our common stock equal to the settlement rate described below. We will base the settlement rate on the applicable market value, which is the average closing price of our common stock for a period preceding that date, calculated in the manner described below.

SETTLEMENT RATE

     The settlement rate is the number of newly issued shares of our common stock that we are obligated to sell, and holders are obligated to buy, for $50, upon settlement of a purchase contract on the stock purchase date.

     The settlement rate for each purchase contract will be as follows, subject to adjustment under specified circumstances:

     - if the applicable market value, determined as described below, of our common stock is equal to or greater than $23.94, the settlement rate will be 2.0886 shares of our common stock;

     - if the applicable market value of our common stock is less than $23.94 but greater than $19.95, the settlement rate will be equal to $50 divided by the applicable market value of our common stock; and

     - if the applicable market value of our common stock is less than or equal to $19.95, the settlement rate will be 2.5063 shares of our common stock.

     The "applicable market value" means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the stock purchase date; provided, that, in the case of a merger early settlement described below, the 20 consecutive trading days shall end on the date of completion of the cash merger.

EARLY SETTLEMENT

     Subject to certain exceptions, at any time not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date, a holder may settle a purchase contract early by delivering a cash payment of $50 to the purchase contract agent. A holder that settles a purchase contract early will receive 2.0886 shares of our common stock, subject to adjustment under certain circumstances, and such holder's pledged securities would be released as collateral and distributed to such holder.

     In addition, if we are involved in a merger prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, a holder may settle a purchase contract early by delivering a cash payment of $50 to the purchase contract agent. A holder that settles a purchase contract early in connection with a cash merger will receive the kind and amount of securities, cash or other property that such holder would have been entitled to receive if such holder had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, and such holder's pledged securities would be released as collateral and distributed to such holder.

     However, in either case, the option to settle early will not be available unless at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement and a current prospectus is available covering the common stock to be delivered in respect of the purchase contracts being settled. In addition, in either case, a holder that settles a purchase contract early will not receive any further contract adjustment payments from us and will not receive any accumulated and unpaid contract adjustment payments or deferred contract adjustment payments.

PAYMENTS TO HOLDERS OF NORMAL UNITS

     Holders of normal units will receive:

     - quarterly contract adjustment payments on the purchase contract at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date, subject to our right of deferral; and

     - quarterly interest payments on the pledged senior note at the annual rate of 6.14% of the $50 principal amount for the quarterly interest payments due on or before May 16, 2005. On August 16, 2005, if the senior notes are successfully remarketed prior to the stock purchase date, holders will receive a quarterly payment on the pledged portfolio of treasury securities that are substituted for the senior note at an annual rate of 6.14%; if the senior notes are not successfully remarketed prior to the stock purchase date, holders will continue to receive a quarterly interest payment on the pledged senior note at the annual rate of 6.14%. That is, on the stock purchase date, holders will receive a quarterly payment at the same annual rate as all previous quarterly interest payments, regardless of whether or when the remarketing was successful.

PAYMENTS TO HOLDERS OF STRIPPED UNITS

     Holders of stripped units will receive only the quarterly contract adjustment payments on the purchase contract at the annual rate of 2.86% of the $50 stated amount on all quarterly payment dates on or before the stock purchase date, subject to our right of deferral. In addition, original issue discount will accrue on the pledged zero-coupon treasury securities that are held as part of the stripped unit.

PAYMENTS TO HOLDERS OF SENIOR NOTES HELD SEPARATELY

     Holders of senior notes held separately from a normal unit will receive only the quarterly interest payments on that senior note. The senior notes will pay interest at the initial annual rate of 6.14% of the $50 principal amount until the earlier of the settlement date of a successful remarketing and the stock purchase date. After that date, we will pay interest on the senior notes at the reset rate from the settlement date of a successful remarketing (or if not successfully remarketed, the stock purchase date) until their maturity on August 16, 2007. If no such successful remarketing occurs before the stock purchase date, the interest rate will be reset, as of the stock purchase date, to a reset rate equal to the two-year benchmark rate plus a spread that will be determined based on the credit rating of the senior notes at that time.

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

PAYMENT DATES

     Contract adjustment payments on the purchase contracts, subject to our right of deferral, and interest payments on the senior notes will be paid quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2002.

PAYMENT DEFERRAL

     We may, at our option and upon prior written notice to the holders of the units and the purchase contract agent, defer payment of all or part of the contract adjustment payments on the purchase contracts until no later than the stock purchase date. We will pay additional contract adjustment payments on any deferred installments of contract adjustment payments at a rate of 6.14% per year until paid, compounded quarterly. However, we will not pay any deferred contract adjustment payments on purchase contracts that have been settled early or terminated. We may elect to pay all contract adjustment payments that have been deferred until the stock purchase date in shares of our common stock in lieu of cash.

     We are not entitled to defer payments of interest on the senior notes.

REMARKETING

     In order to provide holders of the normal units with the necessary funds to settle their purchase contracts, the remarketing agent will seek to sell the senior notes of holders of normal units in a remarketing. The remarketing agent will use the proceeds from a remarketing of senior notes held as part of the normal units in substantial part to purchase the specified portfolio of treasury securities, as described below, which will then be pledged as collateral to secure the obligations of the holders of the normal units under the related purchase contracts. The cash paid upon the maturity of the pledged portfolio of treasury securities then held as part of the normal units of such holders will be used to satisfy in full such holders' obligations under the purchase contracts to purchase shares of our common stock on the stock purchase date, and to pay an amount to such holders on August 16, 2005 based on the initial annual rate on the senior notes. This will be one way for holders of normal units to satisfy their obligations to purchase shares of our common stock under the related purchase contracts.

     The remarketing agent will remarket the senior notes that are held as part of the normal units on one or more occasions starting on the initial remarketing date, which will be the third business day immediately preceding May 16, 2005, which is the last quarterly interest payment date before the interest payment date falling on the stock purchase date.

     We have entered into a remarketing agreement with Credit Suisse First Boston Corporation, pursuant to which it has agreed to use its commercially reasonable best efforts to:

     - establish a reset rate on the remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value; and

     - sell the senior notes participating in the remarketing at a price equal to approximately, but not less than, 100.50% of the remarketing value.

     The "remarketing value" will be equal to the sum of:

          (1) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the quarterly interest payment date falling on the stock purchase date, an amount of cash equal to the aggregate interest payment that is scheduled to be payable on that quarterly interest payment date on each senior note participating in the remarketing, assuming for this purpose, even if not true, that the interest rate on the senior notes remains at the initial annual rate; and

          (2) the value at the remarketing date of such amount of treasury securities that will pay, on the business day immediately preceding the stock purchase date, an amount of cash equal to $50 for each senior note participating in the remarketing.

     The remarketing agent will use the proceeds from the successful remarketing of the senior notes held as part of the normal units to purchase, in the discretion of the remarketing agent, in open market transactions or at treasury auction, the amount of treasury securities described in (1) and (2) above, which it will deliver through the purchase contract agent to the collateral agent to secure the obligations under the related purchase contracts and to pay the quarterly interest payment on the normal units due on August 16, 2005. The remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing of the senior notes held as part of the normal units. The remarketing agent will remit the remaining portion of the proceeds from the remarketing of the senior notes held as part of the normal units, if any, to the holders of the normal units.

     A holder of normal units that does not want to participate in the remarketing and wants instead to retain the senior notes held as part of such holder's normal units must create stripped units not later than 5:00 p.m., New York City time, on the fourth business day immediately preceding the first business day of the relevant remarketing period. The cash received upon maturity of the specified zero-coupon treasury securities held as part of the stripped units will be applied in substantial part to satisfy such holder's obligation under the purchase contracts on the stock purchase date.

RESET RATE

     In order to facilitate a remarketing of the senior notes at the remarketing price described above, the remarketing agent will seek to establish a reset rate on the senior notes sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as a part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value described above under "Remarketing". Resetting the interest rate on the senior notes at this rate should enable the remarketing agent to sell the senior notes participating in the remarketing and use the proceeds from the remarketing of senior notes held as part of the normal units in substantial part to purchase the specified portfolio of treasury securities. Upon maturity of the specified portfolio of treasury securities, the cash received therefrom will be applied on the stock purchase date to settle the purchase contracts and to pay an amount to holders of normal units based on the initial annual rate on the senior notes.

     The remarketing agent will first seek to establish the reset rate on the third business day prior to May 16, 2005, which is the last quarterly interest payment date before the stock purchase date. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on that initial remarketing date and, as a result, the senior notes cannot be sold as described below, the interest rate will not be reset at that time and will continue to be the initial interest rate on the senior notes. However, the remarketing agent will thereafter attempt to establish a reset rate that results in a successful remarketing, and the remarketing agent will attempt to remarket the senior notes on the subsequent dates as described below.

     If the senior notes are successfully remarketed, we will pay interest to the holders of such senior notes after the remarketing at the reset rate from the date of the settlement of the successful remarketing until the date of maturity of the senior notes. If a reset rate cannot be established before the stock purchase date in connection with a successful remarketing, the interest rate on all outstanding senior notes will be reset, as of the stock purchase date, to a reset rate equal to the two-year benchmark rate plus a spread that will be determined based on the credit rating of the senior notes at that time. The resetting of the interest rate on the senior notes will not change the quarterly interest payment due to holders of the normal units on August 16, 2005, which, as described above, will be paid at the same annual rate as all previous quarterly interest payments.

     The interest rate on all outstanding senior notes will be reset to the reset rate, regardless of whether holders of the senior notes elect to participate in the remarketing.

     If, as described above, the remarketing agent cannot establish a reset rate on the initial remarketing date that will be sufficient to cause the aggregate market value at the remarketing date of all the senior notes being remarketed (which shall be all senior notes held as part of the normal units and all senior notes held separately by holders who have elected to have their senior notes participate in the remarketing) to be equal to approximately, but not less than, 100.50% of the remarketing value, and thus cannot sell the senior notes participating in the remarketing on that remarketing date, the remarketing agent will attempt to establish a reset rate that results in a successful remarketing on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate that results in a successful remarketing on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding July 1, 2005, which are June 28, 29 and 30, 2005.

     If the remarketing agent cannot establish such a reset rate during the June 28-30, 2005 remarketing period, it will further attempt to establish a reset rate on each of the seventh, sixth and fifth business days immediately preceding the stock purchase date, which are August 5, 8 and 9, 2005.

     We refer to each of these three three-business-day periods as "remarketing periods."

     If the remarketing agent fails to remarket the senior notes participating in the remarketing on the fifth business day immediately preceding the stock purchase date, each holder of a normal unit will be deemed to have directed us to retain the senior note pledged as collateral in satisfaction of its obligations under the purchase contract and we will retain such senior note in full satisfaction of those obligations. Each holder of senior notes which are not held as part of normal units will continue to own its senior notes, which, as of the stock purchase date, will pay interest at the reset rate until the maturity date of the senior notes.

     A holder of senior notes that are not held as part of normal units may elect to have these separately held senior notes participate in the remarketing. If the remarketing is successful, the remarketing agent will retain, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the total proceeds from the remarketing of the senior notes held separately that were sold in the remarketing and will promptly remit to the holders of those senior notes the remaining portion of the proceeds from the remarketing of those senior notes.

     If a holder of senior notes held separately elects to have its senior notes remarketed in a remarketing period but the remarketing fails during that remarketing period, the senior notes will be promptly returned to the holder following the conclusion of that remarketing period.

     Besides participating in the remarketing, a holder's obligations under the purchase contract may also be satisfied:

     - if such holder holds stripped units, by the application of the cash received upon maturity of the pledged zero-coupon treasury securities;

     - through a cash settlement of the purchase contract by the delivery of cash not earlier than 9:00 a.m., New York City time, on the tenth business day immediately preceding the stock purchase date and not later than 11:00 a.m., New York City time, on the eighth business day immediately preceding the stock purchase date upon advance notice.

     - through an early settlement of the purchase contract at any time, subject to certain exceptions, not later than 11:00 a.m., New York City time, on the eleventh business day immediately preceding the stock purchase date by the early delivery of cash to the purchase contract agent; or

     - if we are involved in a merger, acquisition or consolidation prior to the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, through an early settlement of the purchase contract by the early delivery of cash to the purchase contract agent.

TERMINATION OF HOLDERS' OBLIGATIONS

     A holder's obligation under the purchase contract, including its obligations to purchase shares of our common stock, our obligation to sell shares of our common stock under the purchase contract and the purchase contract itself will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. Upon such a termination of the purchase contracts, the pledged senior notes (or the pledged portfolio of treasury securities, if there has been a successful remarketing, or the pledged tax event portfolio of treasury securities, if there has been a tax event redemption) or pledged zero-coupon treasury securities, as applicable, will be released and distributed to such holder and such holder will have no further rights under the purchase contracts, including the right to receive any accumulated and unpaid or deferred contract adjustment payments. If we become the subject of a case under the U.S. bankruptcy code, a delay may occur as a result of the automatic stay under the U.S. bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

MATURITY OF THE SENIOR NOTES

     The senior notes will mature on August 16, 2007.

REDEMPTION PRIOR TO MATURITY

     If the tax laws change or are interpreted in a way that adversely affects our ability to deduct the interest payable or accruable by us on the senior notes for United States federal income tax purposes, we may elect to redeem the senior notes at the redemption price.

RANK OF THE SENIOR NOTES

     The senior notes rank equally with all of our existing and future senior unsecured debt. Because we are a holding company and conduct substantially all of our operations exclusively through our subsidiaries, the senior notes will effectively be subordinated to the claims of creditors, including trade creditors, of our subsidiaries and holders of the unsecured and secured debt of our subsidiaries. As of September 30, 2003, we had approximately $24 billion of outstanding long-term senior indebtedness, including approximately $14 billion of outstanding long-term indebtedness of our subsidiaries.

PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE NORMAL UNITS, STRIPPED UNITS AND SENIOR NOTES

     Under the purchase contract agreement and the certificate evidencing the normal units, holders of normal units agreed to treat the purchase of a normal unit as the purchase of a senior note and a purchase contract. We and the initial holders allocated the purchase price of the normal units between those senior notes and purchase contracts in proportion to their respective initial fair market values, which established the initial holder's initial tax basis. We reported the initial fair market value of each senior note as $50 and the initial fair market value of each purchase contract as $0 and, by purchasing normal units, each holder was deemed to agree to this allocation.

     Under the terms of the senior notes and the senior indenture, we and each holder of the senior notes agreed, for United States federal income tax purposes, to treat the senior notes as indebtedness that is subject to the regulations governing contingent payment debt obligations. The effect of these Treasury regulations:

     - required holders, regardless of their usual method of tax accounting, to use the accrual method with respect to the senior notes;

     - possibly resulted in the accrual of original issue discount by holders in excess of stated interest payments actually received by them; and

     - characterized any gain relating to this exchange of senior notes as ordinary income.

     Holders of stripped units must include in gross income in each year their allocable share of any original issue discount or acquisition discount on the zero-coupon treasury securities that accrues in such year.

VOTING RIGHTS

     A holder of a unit has limited voting rights. A holder of a unit may vote only with respect to certain modifications of the purchase contract agreement governing the purchase contracts and the pledge agreement governing the pledge of the senior notes (or the specified portfolio of treasury securities, if a successful remarketing has occurred, or the specified tax event portfolio of treasury securities, if a tax event redemption has occurred) or the specified zero-coupon treasury securities pledged to secure its obligations under the purchase contracts. In addition, a holder of normal units and a holder of senior notes held separately may vote with respect to certain modifications of the senior indenture and the senior notes.

     A holder of a unit will not have any voting or other rights with respect to our common stock until the related purchase contract is settled.

CURRENT TRANSACTIONS CONCERNING THE EQUITY SECURITY UNITS

     Based on our records and on information provided to us by our executive officers and directors, neither we nor any of our executive officers, directors, subsidiaries or affiliates, or associates of the foregoing, has engaged in any transactions involving equity security units during the sixty business days preceding the date of this document.

     Except as provided under "Description of Our Capital Stock -- Current Transaction Concerning Our Common Stock," neither we nor, to our knowledge, any of our principal executive officers or directors is a party to any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person or entity with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or call, guaranties of loans, guarantees against loss or the giving or withholding of proxies, consents or authorization).

             COMPARISON OF RIGHTS BETWEEN THE EQUITY SECURITY UNITS
                              AND OUR COMMON STOCK

     The following describes the material differences between the rights of holders of the equity security units and holders of shares of our common stock. While we believe that the description covers the material differences between the equity security units and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire offering memorandum and the other documents we refer to for a more complete understanding of the differences between being a holder of equity security units and a holder of shares of our common stock.

GOVERNING DOCUMENT

     As a holder of equity security units, your rights currently are set forth in, and you may enforce your rights under, the purchase contract agreement, the pledge agreement, the remarketing agreement and the indenture governing the senior notes. After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Delaware General Corporation Law and our Restated Certificate of Incorporation and By-laws.

PAYMENTS

     Holders of equity security units are entitled to quarterly contract adjustment payments, quarterly interest payments, or both, as described above under "Description of the Equity Security Units -- Payments to Holders of Normal Units," "-- Payments to Holders of Stripped Units" and "-- Payments to Holders of Senior Notes Held Separately". Holders of shares of our common stock are entitled to receive ratable dividends as declared by our board of directors out of funds legally available for such purpose.

REDEMPTION

     We may redeem the equity security units under certain tax events, as described above under "Redemption Prior to Maturity". Our common stock is not redeemable.

LISTING

     The equity security units are listed and traded on the NYSE under the symbol EP PrA and our common stock is listed and traded on the NYSE under the symbol EP.

VOTING RIGHTS

     Holders of equity security units have limited voting rights as discussed above under "Description of the Equity Security Units -- Voting Rights". Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

                              PLAN OF DISTRIBUTION

     We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer.

     UNDER CURRENT INTERPRETATIONS OF THE SEC, SECURITIES THAT ARE OBTAINED IN A
SECTION 3(A)(9) EXCHANGE GENERALLY ASSUME THE SAME CHARACTER (I.E., RESTRICTED OR UNRESTRICTED) AS THE SECURITIES THAT HAVE BEEN SURRENDERED. UNLESS YOU ARE AN AFFILIATE OF OURS: (1) YOUR EQUITY SECURITY UNITS ARE FREE FROM RESTRICTIONS ON TRANSFER; (2) WE BELIEVE THAT THE SHARES OF COMMON STOCK YOU WILL RECEIVE IF YOU ELECT TO PARTICIPATE IN THE EXCHANGE OFFER WILL ASSUME THE SAME CHARACTER AS THE UNRESTRICTED EQUITY SECURITY UNITS THAT YOU TENDER IN THE EXCHANGE OFFER AND WILL BE DEEMED TO BE UNRESTRICTED SECURITIES; AND (3) AS A RESULT, YOU WILL BE ABLE TO FREELY TRANSFER THE SHARES OF COMMON STOCK.

     We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker or dealer. Except as otherwise provided in Instruction 7 of the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any equity security units.

     We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the equity security units, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

                                   SCHEDULE I

EXECUTIVE OFFICERS AND DIRECTORS


     Set forth below is a list of our executive officers and directors and for each, a description of the following as of the most reasonably practicable date:
(i) current principal occupation or employment and the name, principal business address of any corporation in which the employment or occupation is conducted; and (ii) material occupations, positions, offices or employment during the past five years. Unless otherwise noted below, the business address and telephone number of each of the following persons is 1001 Louisiana Street, Houston, Texas, 77002, (713) 420-2600.



     Other than Mr. Braniff, who is a Mexican citizen, each of the individuals listed below is a United States citizen. None of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.



     Robert W. Baker has been Executive Vice President of El Paso and President of El Paso Merchant Energy since February 2003. He was Senior Vice President and Deputy General Counsel of El Paso from January 2002 to February 2003. Prior to that time he held various positions in the legal department of Tenneco Energy and El Paso since 1983.



     Randy L. Bartley has been interim President, El Paso Production Company since November, 2003 and Senior Vice President of El Paso Production since El Paso's merger with Coastal in January 2001. Mr. Bartley was elected to the additional position of Chief Operations Officer in March 2003. He held various positions with Coastal Oil & Gas, a subsidiary of Coastal, beginning in 1978, and was named Senior Vice President -- Production of that company in 1997.


     John M. Bissell has been a director since 2001. Mr. Bissell served as a director of The Coastal Corporation from 1985 to January 2001. During the past five years, Mr. Bissell has been the Chairman of the Board of BISSELL Inc. He has served in various executive capacities at BISSELL Inc. since 1966. Mr. Bissell served as a director of American Natural Resources Company, parent holding company of ANR Pipeline Company, from May 1983 to June 1996, at which time there was a reduction in the number of directors, and he did not stand for re-election.


     Juan Carlos Braniff has been a director since 1997. Mr. Braniff has served as Vice Chairman of Grupo Financiero BBVA Bancomer since October 1999. He served as Deputy Chief Executive Officer of Retail Banking from September 1994 to October 1999. He served as Executive Vice President of Capital Investments and Mortgage Banking from December 1991 to September 1994. Mr. Braniff is currently a member of the board of directors of Fomento Economico Mexicano, S.A. de C.V. and Coca Cola FEMSA, S.A. de C.V.


     James L. Dunlap has been a director since 2003. Mr. Dunlap's primary occupation has been as a business consultant since 1999. He served as Vice Chairman, President and Chief Operating Officer of Ocean Energy/United Meridian Corporation from 1996 to 1999. He was responsible for exploration and production and the development of the international exploration business. For 33 years prior to that date, Mr. Dunlap served Texaco, Inc. in various positions, including Senior Vice President, President of Texaco USA, President and Chief Executive Officer of Texaco Canada Inc. and Vice Chairman of Texaco Ltd., London. Mr. Dunlap is currently a member of the board of directors of Massachusetts Mutual Life Insurance Company and a member of the corporation of Woods Hole Oceanographic Institution.


     Douglas L. Foshee has been president, chief executive officer, and a director of El Paso since September 2003. Mr. Foshee became executive vice president and chief operating officer of Halliburton in 2003 having joined that company in 2001 as executive vice president and chief financial officer. Prior to that, Mr. Foshee was president, chief executive officer, and chairman of the board at Nuevo Energy

Company. From 1993 to 1997, Mr. Foshee served Torch Energy Advisors Inc. in various capacities, including chief operating officer and chief executive officer. He held various positions in finance and new business ventures with ARCO International Oil and Gas Company and spent seven years in commercial banking, primarily as an energy lender.


     Robert W. Goldman has been a director since 2003. Mr. Goldman's primary occupation has been as a business consultant since October 2002. He served as Senior Vice President, Finance and Chief Financial Officer of Conoco Inc. from 1998 to 2002 and Vice President, Finance from 1991 to 1998. For more than five years prior to that date he held various executive positions with Conoco Inc. and E.I. Du Pont de Nemours & Co., Inc. Mr. Goldman was also formerly Vice President and Controller of Conoco Inc. and Chairman of the Accounting Committee of the American Petroleum Institute.

     Anthony W. Hall, Jr. has been a director since 2001. Mr. Hall served as a director of The Coastal Corporation from August 1999 until January 2001. Mr. Hall has been City Attorney of the City of Houston since March 1998 and prior to that was a partner in the Houston law firm of Jackson Walker, LLP.

     Peggy A. Heeg has been Executive Vice President and General Counsel of El Paso since January 2002. She was Senior Vice President and Deputy General Counsel from April 2001 to December 2001 and Vice President and Associate General Counsel for regulated pipelines from 1997 to 2001. Ms. Heeg has held various positions in the legal department of Tenneco Energy and El Paso since 1989.


     Ronald L. Kuehn, Jr. has been a director since 1999. Mr. Kuehn has served as non-executive Chairman of the Board since September 2003. Mr. Kuehn was Chairman of the Board and interim Chief Executive Officer from March 2003 to September 2003. From September 2002 to March 2003, Mr. Kuehn was the Lead Director of El Paso. From January 2001 to March 2003, he was a business consultant. Mr. Kuehn served as non-executive Chairman of the Board of El Paso from October 25, 1999 to December 31, 2000. Mr. Kuehn served as President and Chief Executive Officer of Sonat Inc. from June 1984 until his retirement on October 25, 1999. He was Chairman of the Board of Sonat Inc. from April 1986 until his retirement. He is a member of the board of directors of AmSouth Bancorporation, Praxair, Inc. and The Dun & Bradstreet Corporation.


     J. Carleton MacNeil, Jr. has been a director since 2001. Mr. MacNeil served as a director of The Coastal Corporation from 1997 until January 2001. During the past five years, Mr. MacNeil's occupation has been securities brokerage and investments. Mr. MacNeil served as a director of American Natural Resources Company, parent holding company of ANR Pipeline Company from August 1993 until June 1996, at which time there was a reduction in the number of directors, and he did not stand for re-election.

     Robert G. Phillips has been President of El Paso Field Services since June 1997. He was President of El Paso Energy Resources Company from December 1996 to June 1997, President of Field Services from April 1996 to December 1996 and was Senior Vice President of El Paso from September 1995 to April 1996. Prior to that period, Mr. Phillips was Chief Executive Officer of Eastex Energy, Inc. Mr. Phillips is the Chairman of the Board of Directors of El Paso Energy Partners Company, the general partner of El Paso Energy Partners, L.P.

     D. Dwight Scott has been Executive Vice President and Chief Financial Officer of El Paso since October 2002 and a director of El Paso Production Company since June 2003. Mr. Scott served as Senior Vice President of Finance and Planning for El Paso from July 2002 to September 2002. Mr. Scott was Executive Vice President of Power for El Paso Merchant Energy from December 2001 to June 2002, and he served as Chief Financial Officer of El Paso Global Networks from October 2000 to November 2001. From January 1999 to October 2000, he served as a managing director in the energy investment banking practice of Donaldson, Lufkin and Jenrette.

     John W. Somerhalder III has been an Executive Vice President of El Paso since April 2000, and President of the Pipeline Group since January 2001. He has been Chairman of the Board of Tennessee Gas Pipeline Company, El Paso Natural Gas Company and Southern Natural Gas Company since January 2000. He was President of Tennessee Gas Pipeline Company from December 1996 to January 2000,

President of El Paso Energy Resources Company from April 1996 to December 1996 and Senior Vice President of El Paso from August 1992 to April 1996.

     J. Michael Talbert has been a director since 2003. Mr. Talbert has been Chairman of the Board of Transocean Inc. since October 2002. He served as Chief Executive Officer of Transocean Inc. and its predecessor companies from 1994 until October 2002, and has been a member of its board of directors since 1994. He served as President and Chief Executive Officer of Lone Star Gas Company from 1990 to 1994. He served as President of Texas Oil & Gas Company from 1987 to 1990, and served in various positions at Shell Oil Company from 1970 to 1982. Mr. Talbert is a past Chairman of the National Ocean Industries Association and a member of the University of Akron's College of Engineering Advancement Council.

     Malcolm Wallop has been a director since 1995. Mr. Wallop became Chairman of Western Strategy Group in January 1999, and has been President of Frontiers of Freedom Foundation since January 1996. For eighteen years prior to that date, Mr. Wallop was a member of the United States Senate. He is a member of the board of directors of Hubbell Inc. and Sheridan State Bank.

     John Whitmire has been a director since 2003. Mr. Whitmire has been Chairman of CONSOL Energy, Inc. since March 1999. He has served as Chairman and CEO of Union Texas Petroleum Holdings, Inc. from 1996 to 1998, and spent over 30 years serving Phillips Petroleum Company in various positions including Executive Vice President of Worldwide Exploration and Production from 1992 to 1996 and Vice President of North American Exploration and Production from 1988 to 1992. He also served as a member of the board of directors of Phillips Petroleum Company from 1994 to 1996. He is a member of the board of directors of GlobalSantaFe.

     Joe B. Wyatt has been a director since 1999. Mr. Wyatt has been Chancellor Emeritus of Vanderbilt University since August 2000. For more than eighteen years prior to that date, he served as Chancellor, Chief Executive Officer and Trustee of Vanderbilt University. From 1984 until October 1999, Mr. Wyatt was a director of Sonat Inc. He is a member of the board of directors of Ingram Micro, Inc. and Hercules, Inc. and is a Principal of the Washington Advisory Group, LLC of Washington, D.C. Mr. Wyatt is also Chairman of the Board for the University Research Association, Inc. and New American Schools, Inc. both of Washington, D.C.

SCHEDULE II

EXCHANGE OF EL PASO'S 9% EQUITY UNITS
As of 10/21/2003

--------------------------------------------------------------------------------------------------------------------------------
ASSUMPTIONS
--------------------------------------------------------------------------------------------------------------------------------
 No units (MM)                             11.5     EPG 6.95 due 2007 YTM                   10.00%     EP Stock Price     $ 7.15
                                                    Equity discount rate                    12.00%
 Par                                    $ 50.00     Number of remaining payment periods          7
 Size (MM)                              $575.00     Tax rate                                   40%     ESU price          $28.53
 Unit coupon                                 9%
  Debt note coupon                        6.14%     Consideration paid to market
  Non-tax deductible pmnt                 2.86%       % Common stock                            0%
 Annual note coupon per unit            $  3.07       % Cash                                  100%
 Annual non tax ded pmnt per unit       $  1.43     Exchange offer premium (per unit)       $ 0.20
 Total annual pmnt per unit             $  4.50
 Max conversion ratio                    2.5063     % of issue converted                      100%
 Quarterly Dividends per share          $  0.04     Number of units converted (MM)            11.5

CASHFLOWS, PER UNIT

-------------------------------------------------------------------------------------------------------------
ESU
-------------------------------------------------------------------------------------------------------------
                                                           PRE-TAX        AFTER-TAX      NON TAX    AFTER-TAX
                                                            NOTE               NOTE   DEDUCTIBLE      SAVINGS
COUPON PAYMENT DATES             DAYCOUNT      FV     PV   COUPONS          COUPONS        PMNTS     PER UNIT
-------------------------------------------------------------------------------------------------------------
 11/21/2003                                     1
 2/16/2004                           85.00   1.02   0.98   $  0.77   $         0.46   $     0.36     $0.82
 5/16/2004                           90.00   1.05   0.95      0.77             0.46         0.36      0.82
 8/16/2004                           90.00   1.08   0.93      0.77             0.46         0.36      0.82
 11/16/2004                          90.00   1.10   0.91      0.77             0.46         0.36      0.82
 2/16/2005                           90.00   1.13   0.88      0.77             0.46         0.36      0.82
 5/16/2005                           90.00   1.16   0.86      0.77             0.46         0.36      0.82
 8/16/2005                           90.00   1.19   0.84      0.77             0.46         0.36      0.82
 PRESENT VALUE                                             $  4.87   $         2.92   $     2.27     $5.19

-----------------------------------------------------------
DIVIDENDS
-----------------------------------------------------------
ASSUMED
DIV                                    DIVS PAID ON ALL
PMNT DATES    DAYCOUNT     FV     PV        SHRS ISSUED
-----------------------------------------------------------
                            1
 1/8/2004        47.00   1.02   0.98   $           0.10
 4/8/2004        90.00   1.05   0.96               0.10
 7/8/2004        90.00   1.08   0.93               0.10
10/8/2004        90.00   1.11   0.90               0.10
 1/8/2005        90.00   1.15   0.87               0.10
 4/8/2005        90.00   1.18   0.85               0.10
 7/8/2005        90.00   1.22   0.82               0.10
 PV                                    $           0.63

EXCHANGE OFFER ECONOMICS

----------------------------------------------------------------------------------------
PER UNIT                                                      PER UNIT   TOTAL ($MM)
----------------------------------------------------------------------------------------
 EXCHANGE OFFER ECONOMICS
 Premium above parity (ESU market price less market value
 underlying shares)                                           $ 10.61    $   122.01
  less November Coupon payment                                $(1.125)   $   (12.94)
  plus Exchange Offer premium                                 $  0.20    $     2.30

  -----------------------------
                                                              --------    ---------
 Total consideration paid to market                           $  9.68    $   111.38
 PV
 Total cash paid to market                                    $ (9.68)   $  (111.38)
 plus after-tax savings: PV of future ESU coupons, net of
 tax                                                          $  5.19    $    59.74
 less cost: PV of future dividends on all shares issued       $ (0.63)   $    (7.27)

 --------------------------------------------------
                                                              --------    ---------
 Net savings/(costs)                                          $ (5.12)   $   (58.91)

NEW SHARES ISSUANCE

---------------------------------------------------------------------------------------
                                                              PER UNIT   TOTAL (MM)
---------------------------------------------------------------------------------------
 Total consideration paid to market (above parity)            $  9.68    $   111.38
  Pmnt in cash                                                $  9.68    $   111.38
  Pmnt in shares                                              $    --    $       --

  ----------------
                                                              --------      -------
  New shares issued                                            0.0000          0.00

TOTAL SHARE ISSUANCE

---------------------------------------------------------------------------------------
                                                              PER UNIT   TOTAL (MM)
---------------------------------------------------------------------------------------
 Incremental new shares issued                                 0.0000          0.00
 Shares underlying the Units (maximum conversion ratio)        2.5063         28.82
-----------------------------------------------------         -------         -----
 Total common stock shares delivered per unit                  2.5063         28.82

     Letters of Transmittal, certificates for the equity security units and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

                                    THE BANK OF NEW YORK

       By Registered or Certified Mail                   By Facsimile Transmission:
              or Hand Delivery:                       (For Eligible Institutions only)

             The Bank of New York                              (212) 298-1915
         Corporation Trust Operations                      Confirm by telephone:
             Reorganization Unit                               (212) 815-5098
          101 Barclay Street-7 East
              New York, NY 10286
          Attention: Bernard Arsenec

     Any questions regarding procedures for tendering equity security units or requests for additional copies of this offering memorandum and letter of transmittal should be directed to the information agent:

                             D.F. KING & CO., INC.

                                 48 Wall Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 431-9633

     Any questions regarding the terms of this offering memorandum should be directed to the company:

                              El Paso Corporation
                            Vice President, Finance
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                          Telephone No. (713) 420-5574